EXHIBIT 2


                                                   EXECUTION COPY
                                                   --------------












                        PURCHASE AGREEMENT

                              among

               AMERICAN HOME PRODUCTS CORPORATION,

                    COLGATE-PALMOLIVE COMPANY

                               and

                            KAC CORP.








                   Dated as of January 9, 1995

                        TABLE OF CONTENTS
                        -----------------


  SECTION                                                    PAGE
  -------                                                    ----

ARTICLE 1 - DEFINITIONS . . . . . . . . . . . . . . . . . . . -1-
     1.1    "Affiliate" . . . . . . . . . . . . . . . . . . . -1-
     1.2    "Applicable Laws" . . . . . . . . . . . . . . . . -1-
     1.3    "Applicable Permits"  . . . . . . . . . . . . . . -1-
     1.4    "Assets"  . . . . . . . . . . . . . . . . . . . . -2-
     1.5    "Assumed Liabilities" . . . . . . . . . . . . . . -2-
     1.6    "Books and Records" . . . . . . . . . . . . . . . -2-
     1.7    "Business"  . . . . . . . . . . . . . . . . . . . -2-
     1.8    "Brazilian Restructuring" . . . . . . . . . . . . -2-
     1.9    "Closing" . . . . . . . . . . . . . . . . . . . . -2-
     1.10   "Closing Date"  . . . . . . . . . . . . . . . . . -2-
     1.11   "Closing Statement" . . . . . . . . . . . . . . . -2-
     1.12   "Competition Laws"  . . . . . . . . . . . . . . . -2-
     1.13   "Contracts" . . . . . . . . . . . . . . . . . . . -2-
     1.14   "Ecuadorian Restructuring"  . . . . . . . . . . . -3-
     1.15   "Employee Benefit Arrangements" . . . . . . . . . -3-
     1.16   "Employees" . . . . . . . . . . . . . . . . . . . -3-
     1.17   "Encumbrances"  . . . . . . . . . . . . . . . . . -3-
     1.18   "Environmental Laws"  . . . . . . . . . . . . . . -3-
     1.19   "Excluded Assets" . . . . . . . . . . . . . . . . -3-
     1.20   "Excluded Liabilities"  . . . . . . . . . . . . . -3-
     1.21   "Financial Statements"  . . . . . . . . . . . . . -3-
     1.22   "Hazardous Substances"  . . . . . . . . . . . . . -3-
     1.23   "Intellectual Property Rights"  . . . . . . . . . -3-
     1.24   "Know-how"  . . . . . . . . . . . . . . . . . . . -4-
     1.25   "Leased Real Property"  . . . . . . . . . . . . . -4-
     1.26   "Losses"  . . . . . . . . . . . . . . . . . . . . -4-
     1.27   "Material Adverse Effect  . . . . . . . . . . . . -4-
     1.28   "Net Worth" . . . . . . . . . . . . . . . . . . . -4-
     1.29   "Other Purchase Agreements"   . . . . . . . . . . -4-
     1.30   "Owned Real Property"   . . . . . . . . . . . . . -4-
     1.31   "Patents"   . . . . . . . . . . . . . . . . . . . -4-
     1.32   "Permitted Encumbrances"  . . . . . . . . . . . . -4-
     1.33   "Property"  . . . . . . . . . . . . . . . . . . . -4-
     1.34   "Purchase Price"  . . . . . . . . . . . . . . . . -5-
     1.35   "Restructurings"  . . . . . . . . . . . . . . . . -5-
     1.36   "Shares"  . . . . . . . . . . . . . . . . . . . . -5-
     1.37   "Statement of Net Assets to Be Sold"  . . . . . . -5-
     1.38   "Taxes"   . . . . . . . . . . . . . . . . . . . . -5-
     1.39   "Tax Assets"  . . . . . . . . . . . . . . . . . . -5-
     1.40   "Tax Returns"   . . . . . . . . . . . . . . . . . -5-
     1.41   "Trademarks"  . . . . . . . . . . . . . . . . . . -5-
     1.42   "Transferor Subsidiaries"   . . . . . . . . . . . -5-
     1.43   "Transferred Shares . . . . . . . . . . . . . . . -6-
     1.44   "Transferred Subsidiaries"  . . . . . . . . . . . -6-
     1.45   "Transitional Services Agreements"  . . . . . . . -6-

 SECTION                                                     PAGE
 -------                                                     ----

ARTICLE 2 - THE ACQUISITION . . . . . . . . . . . . . . . . . -6-
     2.1    Purchase and Sale . . . . . . . . . . . . . . . . -6-
     2.2    Purchase Price  . . . . . . . . . . . . . . . . . -6-
     2.3    Assumption of Liabilities . . . . . . . . . . . . -6-
     2.4    Excluded Assets . . . . . . . . . . . . . . . . . -7-
     2.5    Excluded Liabilities  . . . . . . . . . . . . . . -8-
     2.6    Post-Closing Adjustments  . . . . . . . . . . . . -9-

ARTICLE 3 - RESTRUCTURING AND OTHER PURCHASE AGREEMENTS . .  -11-
     3.1    Brazilian Restructuring . . . . . . . . . . . .  -11-
     3.2    Ecuadorian Restructuring  . . . . . . . . . . .  -11-
     3.3    Execution and Delivery of Other Purchase
            Agreements  . . . . . . . . . . . . . . . . . .  -11-

ARTICLE 4 - CLOSING . . . . . . . . . . . . . . . . . . . .  -11-
     4.1    Closing Meeting . . . . . . . . . . . . . . . .  -11-
     4.2    Deliveries by Purchaser . . . . . . . . . . . .  -11-
     4.3    Deliveries by Seller  . . . . . . . . . . . . .  -12-
     4.4    Further Assurances  . . . . . . . . . . . . . .  -13-

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF SELLER  . . .  -13-
     5.1    Organization and Good Standing of Seller and
            Transferor Subsidiaries . . . . . . . . . . . .  -13-
     5.2    Binding Effect. . . . . . . . . . . . . . . . .  -14-
     5.3    Corporate Authorization . . . . . . . . . . . .  -14-
     5.4    Organization and Good Standing of Transferred
            Subsidiaries  . . . . . . . . . . . . . . . . .  -14-
     5.5    Ownership of Shares . . . . . . . . . . . . . .  -15-
     5.6    Consents and Approvals. . . . . . . . . . . . .  -15-
     5.7    Financial Statements. . . . . . . . . . . . . .  -17-
     5.8    Good Title to and Condition of Assets; Conduct
            of Business.  . . . . . . . . . . . . . . . . .  -17-
     5.9    Contracts . . . . . . . . . . . . . . . . . . .  -18-
     5.10   Intellectual Property Rights  . . . . . . . . .  -19-
     5.11   Absence of Certain Changes  . . . . . . . . . .  -20-
     5.12   Litigation and Claims . . . . . . . . . . . . .  -20-
     5.13   Tax and Other Returns . . . . . . . . . . . . .  -21-
     5.14   Compliance with Law; Applicable Permits . . . .  -22-
     5.15   Environmental Matters . . . . . . . . . . . . .  -23-
     5.16   Agreements Regarding Employees  . . . . . . . .  -24-
     5.17   Employee Benefit Arrangements . . . . . . . . .  -24-
     5.18   No Undisclosed Liabilities  . . . . . . . . . .  -25-
     5.19   No Other Representations or Warranties. . . . .  -25-

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF PURCHASER . .  -25-
     6.1    Organization and Good Standing of Purchaser and
            Purchaser Parent  . . . . . . . . . . . . . . .  -25-
     6.2    Binding Effect  . . . . . . . . . . . . . . . .  -26-
     6.3    Corporate Authorization . . . . . . . . . . . .  -26-
     6.4    Consents and Approvals  . . . . . . . . . . . .  -26-

 SECTION                                                     PAGE
 -------                                                     ----

     6.5    Financial Capability  . . . . . . . . . . . . .  -27-
     6.6    Litigation and Claims . . . . . . . . . . . . .  -27-
     6.7    Securities Act  . . . . . . . . . . . . . . . .  -28-
     6.8    No Other Representations or Warranties  . . . .  -28-

ARTICLE 7 - COVENANTS . . . . . . . . . . . . . . . . . . .  -28-
     7.1    Access; Information . . . . . . . . . . . . . .  -28-
     7.2    Conduct of Business . . . . . . . . . . . . . .  -28-
     7.3    Diligent Efforts; Good Faith; the
            Restructurings  . . . . . . . . . . . . . . . .  -30-
     7.4    Tax Matters . . . . . . . . . . . . . . . . . .  -33-
     7.5    Post-Closing Obligations to Employees.  . . . .  -41-
     7.6    Transitional Services Agreements  . . . . . . .  -44-
     7.7    Financial Information . . . . . . . . . . . . .  -44-
     7.8    Covenant Not to Compete . . . . . . . . . . . .  -44-
     7.9    Confidentiality . . . . . . . . . . . . . . . .  -45-
     7.10   Non-Solicitation  . . . . . . . . . . . . . . .  -46-
     7.11   Intercompany Arrangements . . . . . . . . . . .  -46-
     7.12   Occurrence Based Insurance Policies . . . . . .  -47-
     7.13   Certain Employees . . . . . . . . . . . . . . .  -47-
     7.14   Purchaser Parent Obligations  . . . . . . . . .  -48-
     7.15   Environmental Matters . . . . . . . . . . . . .  -48-
     7.16   Transfer of Quilmes Fixtures and Equipment  . .  -48-

ARTICLE 8 - CONDITIONS PRECEDENT TO CLOSING . . . . . . . .  -48-
     8.1    Conditions Precedent of Purchaser Parent and
            Purchaser . . . . . . . . . . . . . . . . . . .  -48-
     8.2    Conditions Precedent of Seller  . . . . . . . .  -49-

ARTICLE 9 - TERMINATION . . . . . . . . . . . . . . . . . .  -50-
     9.1  Termination . . . . . . . . . . . . . . . . . . .  -50-
     9.2  Effect of Termination . . . . . . . . . . . . . .  -50-

ARTICLE 10 - SURVIVAL; INDEMNIFICATION
     10.1   Survival. . . . . . . . . . . . . . . . . . . .  -51-
     10.2   Indemnification by Purchaser Parent and Purchaser
                                                             -51-
     10.3   Indemnification by Seller . . . . . . . . . . .  -52-
     10.4   Indemnification Procedures  . . . . . . . . . .  -53-
     10.5   Characterization of Indemnification Payments. .  -54-
     10.6   Computation of Losses Subject to Indemnification
                                                             -54-
     10.7.  Indemnification as Sole Remedy  . . . . . . . .  -54-

ARTICLE 11 - MISCELLANEOUS
     11.1   Notices . . . . . . . . . . . . . . . . . . . .  -55-
     11.2   Amendment; Waiver . . . . . . . . . . . . . . .  -56-
     11.3   Assignment  . . . . . . . . . . . . . . . . . .  -56-
     11.4   Parties in Interest . . . . . . . . . . . . . .  -56-
     11.5   Entire Agreement. . . . . . . . . . . . . . . .  -56-
     11.6   Fulfillment of Obligations  . . . . . . . . . .  -56-
     11.7   Public Disclosure . . . . . . . . . . . . . . .  -57-

 SECTION                                                     PAGE
 -------                                                     ----

     11.8   Return of Information . . . . . . . . . . . . .  -57-
     11.9   Expenses  . . . . . . . . . . . . . . . . . . .  -57-
     11.10  Schedules . . . . . . . . . . . . . . . . . . .  -57-
     11.11  Governing Law; Submission to Jurisdiction . . .  -57-
     11.12  Counterparts  . . . . . . . . . . . . . . . . .  -58-
     11.13  Other Rules of Construction . . . . . . . . . .  -58-
     11.14  Severability  . . . . . . . . . . . . . . . . .  -58-
     11.15  Specific Enforcement  . . . . . . . . . . . . .  -59-

SCHEDULES

Schedule 1.25          Leased Real Property
Schedule 1.30          Owned Real Estate
Schedule 1.42          Transferor Subsidiaries of Seller
Schedule 2.2           Allocation of Purchase Price
Schedule 2.4           Owned and Leased Real Property in
                       Excluded Assets
Schedule 3.1           Brazilian Restructuring
Schedule 3.2           Ecuadorian Restructuring
Schedule 4.2(a)        Manner of Payment of Purchase Price
Schedule 4.3(j)        Forms of Opinion of Counsel
Schedule 5.6(a)        Consents and Approvals
Schedule 5.6(b)        Non-Contravention of Seller
Schedule 5.7(a)        Unaudited Statements of Earnings
Schedule 5.8(a)        Exceptions to Assets
Schedule 5.8(b)        Permitted Encumbrances
Schedule 5.9(i)        Material Contracts
Schedule 5.9(ii)       Validity of Contracts
Schedule 5.9(iii)      Contracts in Default
Schedule 5.10(a)       Intellectual Property Rights
Schedule 5.10(b)(i)    Intellectual Property Rights
                       Infringement - Non Trademarks
Schedule 5.10(b)(ii)   Intellectual Property Rights
                       Infringements - Trademarks
Schedule 5.10(c)       Encumbrances on Intellectual Property
Schedule 5.10(d)       Validity of Intellectual Property Rights
Schedule 5.12(a)       Litigation and Claims
Schedule 5.12(b)       Environmental Litigation and Claims
Schedule 5.12(c)       Orders and Judgments
Schedule 5.13          Tax Matters
Schedule 5.14(a)       Compliance with Applicable Laws
Schedule 5.14(b)       Applicable Permits
Schedule 5.16(c)       Material Labor Agreements and Collective
                       Bargaining Agreements
Schedule 5.16(d)       Existing or Threatened Material Labor
                       Disputes
Schedule 5.17          Employee Benefit Arrangements
Schedule 5.18(b)       Undisclosed Liabilities
Schedule 6.4(a)        Consents and Approvals of Purchaser
Schedule 6.4(b)        Non-Contravention of Purchaser
Schedule 7.6           List of Transitional Services Agreements
                       and Summary of Terms

     THIS PURCHASE AGREEMENT, made as of the 9th day of January, 1995, among AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation ("Seller"), COLGATE-PALMOLIVE COMPANY, a Delaware corporation ("Purchaser Parent"), and KAC CORP., a Delaware corporation ("Purchaser");


                       W I T N E S S E T H:


     WHEREAS, Seller and certain of its subsidiaries own and operate the Business (as defined below);

     WHEREAS, Seller desires to sell and to cause its subsidiaries to sell to Purchaser or its designated affiliate or affiliates, and Purchaser desires that it or its designated affiliate or affiliates purchase from Seller and its subsidiaries, the Business, upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, Seller, Purchaser Parent and Purchaser desire to enter into and cause their subsidiaries and affiliates to enter into certain other agreements to give effect to the matters described above;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:


                     ARTICLE 1 - DEFINITIONS

     Whenever used in this Agreement, unless otherwise clearly indicated by the context, the terms defined below shall have the indicated meanings:

     1.1  "Affiliate" shall mean, with respect to any person, any
           ---------
person which directly or indirectly through stock ownership or through other arrangements either controls, or is controlled by or is under common control with, such person.

     1.2  "Applicable Laws" shall mean all laws, treaties,
           ---------------
statutes, ordinances, judgments, decrees, directives, rules, injunctions, writs, regulations, orders, interpretations, authorizations and Applicable Permits relating to, or of any international, national, regional, local, or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over, the Business or the Assets, as may be in effect from time to time.

     1.3  "Applicable Permits" shall mean any waiver, exemption,
           ------------------
variance, permit, authorization, license or similar approval, including, without limitation, product registrations by health or other governmental entities, required to be obtained or maintained under Applicable Laws in connection with the Business or the Assets.

     1.4  "Assets" shall mean all the assets, properties,
           ------
securities, instruments, claims, inventories, accounts receivable, furniture, equipment, vehicles, goodwill, business and other rights (including, without limitation, rights pursuant to Contracts) owned by Seller or any of its Affiliates of every kind and nature whatsoever, tangible or intangible, real, personal or mixed, and wherever located, that are used in connection with, were acquired or are held for use in, are necessary for, or are otherwise related to, the Business, including without limitation, the Shares, the Owned Real Property, the Leased Real Property and the Intellectual Property Rights, but excluding the Excluded Assets.

     1.5  "Assumed Liabilities" shall have the meaning set forth
           -------------------
in Section 2.3.

     1.6  "Books and Records" shall mean the books and records of
           -----------------
the Business and the Transferred Subsidiaries.

     1.7  "Business" shall mean the worldwide oral healthcare
           --------
business of Seller and its Affiliates as presently conducted (it being understood that the oral healthcare business does not include any ethical products or businesses related to lip treatments or anesthetics), excluding the oral healthcare business in India.

     1.8  "Brazilian Restructuring" shall have the meaning set
           -----------------------
forth in Section 3.1 hereof.

     1.9  "Closing" shall mean the act of completing the
           -------
transactions contemplated by this Agreement.

     1.10 "Closing Date" shall mean the date on which the Closing
           ------------
occurs, as provided in Article 4 hereof.

     1.11  "Closing Statement" shall have the meaning set forth
            -----------------
in Section 2.6(a).

     1.12  "Competition Laws" shall mean all Applicable Laws that
            ----------------
are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     1.13  "Contracts" shall mean all leases, rental agreements,
            ---------
insurance policies, sales orders, collective bargaining agreements, union contracts, licenses, agreements, employee plans, purchase orders, commitments, instruments of indebtedness, guarantees and any and all other contracts or binding arrangements, whether written or oral, express or implied, with parties other than Affiliates.

     1.14  "Ecuadorian Restructuring" shall have the meaning set
            ------------------------
forth in Section 3.2.

     1.15  "Employee Benefit Arrangements" shall mean the
            -----------------------------
arrangements referenced in Schedule 5.17.

     1.16  "Employees" shall mean all employees of the
            ---------
Transferred Subsidiaries and of the Transferor Subsidiaries that are employed in the Business immediately prior to the Closing and are identified in a list provided by Seller to Purchaser Parent by letter, dated January 7, 1995, from Seller to Purchaser Parent other than the four Employees identified in a separate letter, dated January 8, 1995, from Seller to Purchaser Parent (the "January 8 Letter").
 ----------------

     1.17 "Encumbrances" shall mean all claims, security
           ------------
interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrances of any kind.

     1.18  "Environmental Laws" shall mean any Applicable Laws
            ------------------
relating to (x) the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), (y) occupational safety and health to the extent it relates to exposure to Hazardous Substances or (z) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, protection, release or disposal of, radioactive materials or Hazardous Substances.

     1.19  "Excluded Assets" shall have the meaning set forth in
            ---------------
Section 2.4.

     1.20  "Excluded Liabilities" shall have the meaning set
            --------------------
forth in Section 2.5.

     1.21 "Financial Statements" shall have the meaning set forth
           --------------------
in Section 5.7.

     1.22  "Hazardous Substances" shall mean any hazardous
            --------------------
substances or any pollutant or constituent that is regulated under any Environmental Law.

     1.23  "Intellectual Property Rights" shall mean all (i)
            ----------------------------
Patents, (ii) Know-how, (iii) Trademarks, and (iv) copyrights, copyright registrations and applications for registration, inventions, designs, industrial and utility models (including registrations and applications for registration thereof), trade secrets and all other intellectual property rights whether registered or not, that are used in connection with, acquired or held for use in, or otherwise related to the Business.

     1.24  "Know-how" shall mean all laboratory journals,
            --------
formulas, product and ingredient specifications, processes, product designs, manufacturing, engineering and other manuals and drawings, computer databases and software, technical information, safety information, research records, market surveys and all promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information.

     1.25  "Leased Real Property" shall mean all real property
            --------------------
leased by Seller or its Affiliates from parties other than Seller or its Affiliates, including any buildings, structures, fixtures and improvements thereon or appurtenances thereto related to the Business. The material Leased Real Property is set forth on
Schedule 1.25 hereto.

     1.26  "Losses" shall have the meanings set forth in Section
            ------
10.2.

     1.27  "Material Adverse Effect" shall have the meaning set
            -----------------------
forth in Section 5.1.

     1.28  "Net Worth" shall mean the amount equal to (x) total
            ---------
assets minus (y) total liabilities (including total current
       -----
liabilities and total non-current liabilities).

     1.29  "Other Purchase Agreements" shall mean the agreements
            -------------------------
described in Section 3.3.

     1.30  "Owned Real Property" shall mean the real property
            -------------------
owned by Seller and its Affiliates related to the Business as set forth in Schedule 1.30 hereto, including any buildings, structures, fixtures and improvements thereon or appurtenances thereto.

     1.31  "Patents" shall mean all patents and patent
            -------
applications (including, without limitation, all reissues, divisions, continuations, continuations-in-part, renewals and extensions of the foregoing).

     1.32  "Permitted Encumbrances" shall have the meaning set
            ----------------------
forth in Section 5.8.

     1.33  "Property" shall mean the Owned Real Property and the
            --------
Leased Real Property.

     1.34  "Purchase Price" shall have the meaning set forth in
            --------------
Section 2.2 hereof.

     1.35  "Restructurings" shall mean the Brazilian
            --------------
Restructuring and the Ecuadorian Restructuring.

     1.36  "Shares" shall mean all of the issued and outstanding
            ------
shares of all classes of capital stock of the Transferred
Subsidiaries.

     1.37  "Statement of Net Assets to Be Sold" shall mean the
            ----------------------------------
statement of net assets to be sold as of November 30, 1994 included in the Financial Statements.

     1.38  "Taxes" shall mean all taxes of any kind imposed by a
            -----
governmental authority, and any payments made to another party pursuant to a tax sharing agreement, indemnity or other similar arrangement, including but not limited to those on, or measured by or referred to as income, gross receipts, PIS, finsocial, social contribution, financial operation, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws and regulations), employment, excise, severance, stamp, occupation, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such governmental authority with respect to such amounts.

     1.39  "Tax Assets" shall have the meaning set forth in
            ----------
Section 2.4(h) hereof.

     1.40  "Tax Returns" shall mean all reports, returns,
            -----------
schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes.

     1.41  "Trademarks" shall mean (i) trademarks, service marks,
            ----------
trade names, trade dress, labels, logos and all other names and slogans associated with any products or services or of any business, whether or not registered, and any applications or registrations therefor, together with the right to sue for past infringement, and (ii) any associated goodwill incident thereto.

     1.42  "Transferor Subsidiaries" shall mean each of the
            -----------------------
subsidiaries of Seller and any other Affiliate of Seller transferring Assets pursuant to this Agreement or which is a party to any of the Other Purchase Agreements, in each case as set forth on Schedule 1.42 hereto.

     1.43  "Transferred Shares" shall mean the Shares of the
            ------------------
Transferred Subsidiaries other than the Shares of Kolynos do Brasil S.A.

     1.44 "Transferred Subsidiaries" shall mean Kolynos do Brasil
           ------------------------
S.A., Yonkers S.A., Kolana S.A. and Nenci S.A., corporations organized and existing under the laws of Brazil, Uruguay, Peru and Ecuador, respectively.

     1.45 "Transitional Services Agreements" shall have the
           --------------------------------
meaning set forth in Section 7.6.


                   ARTICLE 2 - THE ACQUISITION

     2.1  Purchase and Sale.  Upon the terms and conditions set
          -----------------
forth in this Agreement, Seller agrees to sell, assign, transfer, convey and deliver, or cause each Affiliate of Seller having an interest in the Assets (it being understood that the Assets of the Transferred Subsidiaries will not be transferred directly, but indirectly through the transfer of the Transferred Shares) to sell, assign, transfer, convey and deliver, to Purchaser Parent or its Affiliates, and Purchaser Parent agrees to purchase and accept, or to cause its Affiliates to purchase and accept, from Seller and such Affiliates, at the Closing, all right, title and interest of Seller and such Affiliates in and to all such Assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

     2.2  Purchase Price.  The aggregate purchase price for the
          --------------
Assets shall be U.S. $1.04 billion (the "Purchase Price"),
                                         --------------
subject to adjustment as provided in Section 2.6. The Purchase Price shall be allocated among the Assets in accordance with
Schedule 2.2, subject to such adjustment.

     2.3  Assumption of Liabilities.  In addition to payment of
          -------------------------
the Purchase Price and pursuant to assumption agreements to be executed and delivered in accordance with Section 4.2(b), Purchaser Parent will, or will cause its Affiliates purchasing any of the Assets to, assume at the Closing and subsequently, in due course, to pay, honor and discharge (except where it is contesting in good faith) (i) all liabilities arising out of or relating to, and for any obligation to remediate, environmental conditions associated with the Property included in the Assets and (ii) all other debts, liabilities or obligations whatsoever of Seller or its Affiliates to the extent related to the Business or the Assets, whether arising before or after the Closing and whether known or unknown, fixed or contingent (collectively, the "Assumed Liabilities"), including without limitation, the
 -------------------
following:

          (a) the Contracts which are related in whole to the Business or the Assets, or those parts of other Contracts to the extent they relate to the Business or the Assets, but only to the extent such Contracts or parts thereof are assigned to Purchaser or its Affiliates, or the benefits thereof are otherwise made available to Purchaser Parent or its Affiliates pursuant to Section 7.3(d);

          (b) all current liabilities to the extent related to the Business or the Assets;

          (c) all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations, whenever arising or occurring, to the extent related to the Business or the Assets at law, in equity or otherwise including, but not limited to, product liability claims to the extent related to the Business or the Assets;

          (d) all liabilities for Transfer Taxes assumed by Purchaser pursuant to Section 7.4(f); and

          (e) all employee benefit, compensation and severance liabilities and other similar liabilities associated with any Employee, or attributable to payments due to or other rights of any Employee, whose employment is terminated, whether by Seller or one of its Affiliates, on or after the Closing Date pursuant to Section 7.5(b) or by Purchaser Parent, Purchaser, or one of their Affiliates or whose employment is deemed to be terminated by operation of law, as a result of the transactions contemplated herein, and all liabilities under all union contracts to the extent related to such Employees.

     2.4  Excluded Assets.  Notwithstanding any other provision
          ---------------
of this Agreement, from and after the Closing, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Purchaser Parent and its Affiliates hereunder, and the Assets shall not include, the following (collectively, the "Excluded Assets"):
 ---------------

          (a) fixtures and equipment to the extent that they are not used or held for use in the Business but are located at facilities which constitute part of the Assets, including, without limitation, the Assets listed on Schedule 5.8(a);

          (b) the fixtures and equipment located at the Quilmes facility in Argentina, subject to Section 7.16, and the fixtures and equipment listed on Schedule 2.4;

          (c)  the Property listed on Schedule 2.4;

          (d) Contracts to the extent not related in whole to the Business or the Assets, or those parts of other
     Contracts to the extent such parts are not related to the Business or the Assets;

          (e) the intellectual property relating to Seller's oral healthcare business in India, as listed on Schedule
     2.4;

          (f) any Books and Records that Seller is required under Applicable Laws to retain so long as Seller delivers one copy thereof to Purchaser;

          (g)  cash; and

          (h) all assets comprising receivables or deferred assets or prepayments for Taxes for taxable periods (or portions thereof) ending on or before the Closing Date ("Tax
                                                              ---
     Assets").
     ------

     2.5  Excluded Liabilities.  Notwithstanding any other
          --------------------
provision of this Agreement, the liabilities and obligations of Seller or any Affiliate of Seller which are not to be assumed by Purchaser or its Affiliates hereunder or assumed or retained by any Transferred Subsidiaries, and which shall be retained by Seller and its Affiliates (other than the Transferred Subsidiaries) (the "Excluded Liabilities") are the following:
                    --------------------

          (a) all liabilities for Taxes imposed on the Assets or otherwise with respect to the Business or on any Transferred Subsidiary, in each case for the taxable periods, or portions thereof, ending on or before the Closing Date, to the extent such Taxes are not expressly assumed by Purchaser pursuant to Section 2.3(d), and including any liabilities for Taxes (including transfer taxes) imposed in connection with the Restructurings, any income taxes imposed on the sale of the Assets (including the Shares) pursuant to this Agreement and any liabilities for Taxes shown on Schedules 5.12(a) and 5.13;

          (b) all intercompany accounts payable and other intercompany obligations or liabilities of the Business to Seller or any subsidiary or Affiliate of Seller (other than the Transferred Subsidiaries);

          (c) all indebtedness for borrowed money (or guarantees related thereto) incurred by the Seller, any Affiliate of the Seller or the Business;

          (d) all debts, liabilities and obligations to the extent arising as a result of the Restructurings, but which would not have arisen but for the Restructurings;

          (e) all debts, liabilities and obligations to Employees arising from the Restructurings or the purchase and sale of the Assets contemplated hereby to the extent arising under "profit sharing" or similar Applicable Laws;

          (f) all debts, liabilities and obligations to the extent relating to the Excluded Assets;

          (g) all liabilities for salary, benefits and other forms of compensation associated with any Employee to the extent attributable to periods prior to the Closing Date and relating to events occurring prior to the Closing Date, and all liabilities for employee benefits-related or Employee-related litigation to the extent a claim has been filed prior to the Closing Date, including, but not limited to,
     (i) any such liabilities mandated by Applicable Laws, (ii) any such liabilities for medical and other welfare benefits relating to events occurring prior to the Closing Date (provided a claim with respect to any such liability has been made by an Employee within one year after the Closing
     Date) and (iii) any such litigation disclosed in Schedule 5.12(a), provided, however, that Excluded Liabilities for purposes of this clause (g) shall not include (x) liabilities in the Statement of Net Assets to Be Sold, (y) liabilities resulting from changes in Applicable Laws occurring on or after the Closing Date, or (z) liabilities relating to expenses incurred by any Employee on or after the Closing Date;

          (h) all employee benefit, compensation and severance liabilities and other liabilities associated with any employees (other than Employees) or due to any employee (other than Employees) whose employment is deemed to be terminated by operation of law as a result of the transactions contemplated herein and all liabilities under all union contracts to the extent related to such employees (other than Employees) except as otherwise provided in
     Section 7.5; and

          (i) all other liabilities and obligations of Seller or any of its Affiliates other than the Assumed Liabilities.

     2.6  Post-Closing Adjustments.
          ------------------------

          (a) Within 60 days following the Closing, Purchaser Parent, Seller and Arthur Andersen & Co. SC ("Arthur Andersen") shall jointly prepare a Closing Date Statement of Net Assets sold comparable to the Statement of Net Assets to Be Sold (the "Closing Statement"), which shall set forth the Net Worth of the
 -----------------
Business as of the Closing Date and shall be prepared in accordance with the same methodology and on the same basis as the Statement of Net Assets to Be Sold. It is understood that neither the Closing Statement shall nor the Adjusted Closing Statement (as defined below) include any Excluded Assets or Excluded Liabilities.

          (b) If Seller and Purchaser Parent are unable to resolve disagreements, if any, with respect to the determination of the Closing Statement and Net Worth reflected thereon within 60 days following the Closing, they shall refer their differences to another internationally recognized firm of independent public accountants as to which Seller and Purchaser Parent mutually agree (the "CPA Firm"), who shall, acting as experts and not as
            --------
arbitrators, determine on the basis of the standard set forth in
Section 2.6(a) hereof, and only with respect to the differences so submitted, the Net Worth of the Business as of the Closing Date. The CPA Firm shall deliver its written determination to Purchaser Parent and Seller no later than the twentieth day after such differences are referred to the CPA Firm, or such longer period of time as the CPA Firm determines is necessary. The CPA Firm's determination shall be conclusive and binding upon Purchaser Parent and Seller. The fees and disbursements of the CPA Firm shall be shared equally by Purchaser Parent and Seller. The "Adjusted Closing Statement" shall be the Closing Statement,
     --------------------------
in the event that Seller and Purchaser Parent so agree in writing, or the Closing Statement, as adjusted by the CPA Firm.

          (c) Purchaser Parent and Seller shall provide each other, Arthur Andersen and the CPA Firm full access to the Books and Records, any other information, including work papers of its accountants, and to any employees to the extent necessary for the preparation of the Closing Statement and the Adjusted Closing Statement.

          (d) Within ten business days following issuance of the Adjusted Closing Statement, the adjustment payments payable pursuant to this Section 2.6(d) shall be paid by wire transfer of immediately available United States funds to a bank account designated by Purchaser Parent or Seller, as the case may be. If
(i) Net Worth, as reflected on the Adjusted Closing Statement, exceeds $62,428,000 (such excess amount being defined as the "Purchaser Parent Adjustment Amount"), Purchaser Parent shall
 ----------------------------------
make an adjustment payment to Seller in accordance with the terms hereof in an amount equal to the Purchaser Parent Adjustment Amount, or (ii) Net Worth, as reflected on the Adjusted Closing Statement, is less than $52,428,000 (such shortfall amount being defined as the "Seller Adjustment Payment"), Seller shall make an
                -------------------------
adjustment payment to Purchaser Parent in accordance with the terms hereof in an amount equal to the Seller Adjustment Payment.

     ARTICLE 3 - RESTRUCTURING AND OTHER PURCHASE AGREEMENTS

     3.1  Brazilian Restructuring.  The Assets and Assumed
          -----------------------
Liabilities related to the Business in Brazil will be transferred and conveyed (indirectly, through transfer of the Transferred Shares) by Seller to Purchaser Parent or its Affiliates following the Restructuring described in Schedule 3.1 (the "Brazilian
                                                  ---------
Restructuring").
- -------------

     3.2  Ecuadorian Restructuring.  The Assets and Assumed
          ------------------------
Liabilities related to the Business in Ecuador will be
transferred and conveyed (indirectly, through transfer of the
Transferred Shares) by Seller to Purchaser Parent or its
Affiliates following the Restructuring described in Schedule 3.2
(the "Ecuadorian Restructuring").
      ------------------------

     3.3  Execution and Delivery of Other Purchase Agreements.
          ---------------------------------------------------
Concurrently with the execution and delivery of this Agreement, Purchaser Parent and Seller shall, or shall cause their respective Affiliates to, execute and deliver supplementary purchase agreements (the "Other Purchase Agreements") between
                          -------------------------
Purchaser Parent or one or more of Purchaser Parent's Affiliates, on the one hand, and Seller and/or one or more Transferor Subsidiaries, on the other hand, setting forth the material technical requirements necessary to comply with such Applicable Laws, upon the terms and subject to the conditions set forth in this Agreement. In the event of a conflict between the terms and conditions of the Other Purchase Agreements and the other instruments of transfer and the other documents referred to in
Section 4.3, on the one hand, and the terms and conditions of this Agreement, on the other hand, the terms and conditions of this Agreement shall prevail and govern.


                       ARTICLE 4 - CLOSING

     4.1  Closing Meeting.  The Closing shall take place at the
          ---------------
offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York at 9:00 a.m. on January 10, 1995, or at such other location, time and date as the parties shall mutually agree.

     4.2  Deliveries by Purchaser.  At the Closing, Purchaser
          -----------------------
Parent or Purchaser shall deliver, or cause to be delivered, to Seller the following:

          (a)  the Purchase Price, in the manner described on
     Schedule 4.2(a);

          (b) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller, as may be necessary to effect

     Purchaser's Affiliates' assumption of the Assumed
     Liabilities; and

          (c) such other instruments and documents, in form and substance reasonably acceptable to Seller, as may be necessary to effect the Closing.

     4.3  Deliveries by Seller.  At the Closing, Seller shall
          --------------------
deliver, or cause to be delivered, to Purchaser the following:

          (a)  bills of sale and any other appropriate
     instruments of sale and conveyance, in form and substance reasonably acceptable to Purchaser, transferring all tangible personal property included in the Assets (other than such personal property of the Transferred Subsidiaries which will be transferred indirectly through the transfer of the Transferred Shares) to Purchaser or its Affiliates;

          (b) deeds and any other customary instruments of sale or conveyance, in each case in form and substance reasonably acceptable to Purchaser, transferring all Owned Real Property constituting part of the Assets (other than such Owned Real Property of the Transferred Subsidiaries which will be transferred indirectly through the transfer of the Transferred Shares) to Purchaser or its Affiliates, subject to any and all Permitted Encumbrances;

          (c) assignments or, where necessary, subleases, in form and substance reasonably acceptable to Purchaser, assigning or subleasing to Purchaser or its Affiliates all Leased Real Property constituting part of the Assets (other than such Leased Real Property of the Transferred Subsidiaries which will be assigned or subleased indirectly through the transfer of the Transferred Shares);

          (d) instruments of assignment, in form and substance reasonably acceptable to Purchaser, transferring the Intellectual Property Rights (other than the Intellectual Property Rights of the Transferred Subsidiaries which will be transferred indirectly through the transfer of the Transferred Shares) to Purchaser or its Affiliates, and such country specific assignments as Purchaser, in its sole discretion, may request;

          (e) such other instruments and documents, in form and substance reasonably acceptable to Purchaser Parent and Seller, as may be necessary to effect the Closing including, without limitation, the instruments and documents described on Schedule 4.2(a);

          (f) a notarial deed, in form and substance reasonably acceptable to Purchaser, as may be necessary to effect the transfer of the Transferred Shares to Purchaser or its Affiliates, duly executed by Seller or the Transferor Subsidiaries, as appropriate;

          (g)  the share registers of the Transferred
     Subsidiaries;

          (h) the minute books and, if any, the corporate seals of the Transferred Subsidiaries, unless such books or seals are already in the possession of such Transferred
     Subsidiaries on the Closing Date;

          (i) such offers by officers and directors of the Transferred Subsidiaries to resign as officers and directors of such Transferred Subsidiaries as shall be requested by Purchaser; and

          (j) opinions of counsel in substantially the forms attached to Schedule 4.3(j).

     4.4  Further Assurances.  From time to time, at Purchaser
          ------------------
Parent's or Seller's request and in accordance with Section 7.9, whether at or after the Closing Date, Purchaser Parent, Purchaser or Seller, as the case may be, shall, and shall cause its respective Affiliates to, execute and deliver such further instruments of conveyance, transfer and assignment, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Purchaser Parent or Seller, as the case may be, may reasonably require of the other party to more effectively assign, convey and transfer to such party the Assets as contemplated by this Agreement, including without limitation, assigning or reassigning Intellectual Property Rights contemplated by this Agreement to be transferred to Purchaser and its Affiliates or retained by Seller and its Affiliates, or inadvertently transferred to Purchaser and its Affiliates, as the case may be. Except as set forth in
Section 7.4(f), each party shall bear its own costs incurred in taking any of the actions contemplated by this Section 4.4 and
Section 7.3(d).


       ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser Parent and Purchaser as of the date hereof and as of the Closing Date
(except that representations and warranties that are made as of a specific date need be true only as of such date) as follows:

     5.1  Organization and Good Standing of Seller and Transferor
          -------------------------------------------------------
Subsidiaries.  Each of Seller and each Transferor Subsidiary is a
- ------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each

Transferor Subsidiary is duly qualified to do business in each other jurisdiction in which the ownership, leasing or operation of the Assets or the conduct of the Business require such qualification except where the failure so to qualify, individually or in the aggregate, would not have a material adverse effect upon the business, operations, assets, liabilities, results of operations or condition (financial or other) of the Business and the Transferred Subsidiaries, taken as a whole (a "Material Adverse Effect").
            -----------------------

     5.2  Binding Effect.  This Agreement and the Other Purchase
          --------------
Agreements constitute valid and legally binding obligations of Seller or the Transferor Subsidiaries executing such agreements, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.3  Corporate Authorization.  Each of Seller and each
          -----------------------
Transferor Subsidiary has full corporate power and authority to execute and deliver this Agreement and/or each of the Other Purchase Agreements to which it is a party, and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance by each of Seller and each Transferor Subsidiary of this Agreement and/or each of the Other Purchase Agreements to which it is a party have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by each of Seller and each Transferor Subsidiary of this Agreement and/or each of the Other Purchase Agreements to which it is a party or the transactions contemplated hereby and thereby.

     5.4  Organization and Good Standing of Transferred
          ---------------------------------------------
Subsidiaries.  Each Transferred Subsidiary is a corporation duly
- ------------
organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Transferred Subsidiary has full corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, and each Transferred Subsidiary is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to so qualify, individually or in aggregate, would not have an adverse effect that is material to such corporation. Seller has delivered to Purchaser Parent true, correct and complete copies of the certificate of incorporation and by-laws (or similar governing instruments), as amended to date, of each Transferred Subsidiary. The Articles of

Association, the Shareholders' Register, the stock certificate(s) and transfer books of the Transferred Subsidiaries that have been made available for inspection by Purchaser Parent and its representatives are true, correct and complete; and the minute books of the Transferred Subsidiaries that have so been made available are (i) with respect to Kolynos do Brasil S.A., Yonkers S.A. and Nenci S.A., true, correct and complete and accurately reflect all action taken by their respective boards of directors (or similar governing bodies) and shareholders (or similar entities or persons) and (ii) with respect to Kolana S.A., true, correct and materially complete and accurately reflect all material action taken by its board of directors (or similar governing body) and shareholder (or similar entity or person).

     5.5  Ownership of Shares.
          -------------------

          (a) Seller owns, directly or indirectly, all of the outstanding capital stock or other equity interest of each Transferred Subsidiary free and clear of all Encumbrances. There are no restrictions with respect to the transferability of the shares of the capital stock of any Transferred Subsidiary. There are no preemptive or other outstanding subscriptions, rights, options, warrants, calls, contracts, demands, commitments, convertible securities, conversion rights or agreements, arrangements or commitments to issue, assign or sell any shares of capital stock or other equity interest of any such Transferred Subsidiary or any securities or obligations convertible into or exchangeable for, or giving any person a right to subscribe for or acquire, any shares of capital stock or other equity interest of any such Transferred Subsidiary, and no securities or obligations evidencing such rights are outstanding.

          (b) Upon the execution by the respective Affiliates of Purchaser and Seller and acknowledgment by the applicable Transferor Subsidiary at the Closing of the notarial deed of transfer or other instruments representing ownership of the Transferred Shares, the applicable Affiliates of Purchaser will acquire lawful record and beneficial ownership of all the Transferred Shares, free and clear of all Encumbrances other than any Encumbrances created by any action taken by Purchaser Parent or its Affiliates.

          (c) At or prior to the Closing, Yonkers S.A. will acquire lawful record and beneficial ownership of all the Shares of Kolynos do Brasil S.A., free and clear of all Encumbrances.

     5.6  Consents and Approvals.
          ----------------------

          (a) Except as set forth in Schedule 5.6(a) and except for matters under Environmental Laws or relating to the environmental condition of the Property (as to which no representation or warranty is made except as set forth in Section

5.15(b)), no consent, approval, waiver, authorization or Applicable Permit is required to be obtained by Seller or any of the Transferor Subsidiaries or any of the Transferred Subsidiaries from, and no notice or filing is required to be given by Seller or any of the Transferor Subsidiaries or any of the Transferred Subsidiaries to, or made by Seller or any of the Transferor Subsidiaries or any of the Transferred Subsidiaries with, any international, national, federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by Seller or its Affiliates of this Agreement and the Other Purchase Agreements and the transactions contemplated hereby and thereby, other than where the failure to obtain such consent, approval, waiver or authorization, or to give or make such notice or filing, would not have, individually or in the aggregate, a Material Adverse Effect or materially impair or delay the ability of Seller to effect the Closing.

          (b) Except as set forth in Schedule 5.6(b), the execution, delivery and performance by Seller and the Transferor
Subsidiaries of this Agreement and the Other Purchase Agreements, as applicable, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

                (i) violate any provision of the certificates or articles of incorporation, bylaws or other organizational documents of Seller or any of the Transferor Subsidiaries or any of the Transferred
          Subsidiaries;

               (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or any of the Transferor Subsidiaries or any of the Transferred Subsidiaries under, or to a loss of any benefit to which Seller or any of the Transferor Subsidiaries or any of the Transferred Subsidiaries is entitled under, any Contract to which Seller or any of the Transferor Subsidiaries or any of the Transferred Subsidiaries is a party or which is otherwise applicable to the Business, or result in the creation of any Encumbrance upon any of the Assets; or

              (iii) assuming compliance with the matters set forth in this Section 5.6 and Section 6.4, violate or result in a breach of or constitute a default under any Applicable Laws to which Seller or any of the Transferor Subsidiaries or any of the Transferred Subsidiaries is subject or otherwise applicable to the Business, including any Applicable Permits;

other than in the case of clauses (ii) and (iii) of this Section 5.6(b), any conflict, breach, termination, default, cancellation, acceleration, loss, violation or Encumbrance which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay Seller's ability to perform its obligations hereunder or thereunder.

     5.7  Financial Statements.
          --------------------

          (a) The Statements of Net Assets to Be Sold as of November 30, 1993 and 1994 and the Statements of Revenues and Expenses and Cash Flows associated therewith for each of the fiscal years in the three-year period ended November 30, 1994 (including, in each case, the notes thereto), attached as
Schedule 5.7(a) (the "Financial Statements"), fairly present in
                      --------------------
all material respects the combined financial position, results of operations and cash flows of the net Assets to be sold, as of the dates and for the periods indicated therein and were prepared in accordance with generally accepted United States accounting principles, applied on a basis consistent with those applied by Seller.

          (b)  Except as disclosed in the notes to the Financial
Statements, all of the assets and liabilities reflected thereon were related to the Business and arose out of or were incurred in the conduct of the Business.

     5.8  Good Title to and Condition of Assets; Conduct of
          -------------------------------------------------
Business.
- --------

          (a) Except as set forth in Schedule 2.4 and Schedule 5.8(a), the Assets being acquired by Purchaser Parent and its Affiliates pursuant to this Agreement (including the Assets owned or held, or to be owned or held, by the Transferred Subsidiaries at the Closing Date) constitute all the assets, properties and rights necessary or used to conduct the Business in all material respects as currently conducted.

          (b) Seller has good and (in the case of Owned Real Property) marketable title to, or a valid and binding leasehold interest in, the property included in the Assets, free and clear of all Encumbrances, except (i) as set forth in Schedule 5.8(b),
(ii) any Encumbrances specifically disclosed in the Financial Statements, (iii) liens for Taxes, assessments and other governmental charges not yet due and payable, (iv) immaterial mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business, and equipment leases with third parties entered into in the ordinary course of business, (v) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, and other similar restrictions, including without limitation any other agreements, conditions or restrictions, in each case, which are a matter of public record, (B) any conditions that are shown by a current survey (which has been made available for Purchaser Parent's review prior to the date hereof) or physical inspection and (C) zoning, building and other similar restrictions pursuant to Applicable Laws and (vi) other Encumbrances which, individually or in the aggregate, are not material and would not be required to be disclosed or reflected on a balance sheet of the Business prepared in accordance with generally accepted United States accounting principles (all items included in (i) through (vi) are referred to collectively herein as the "Permitted Encumbrances").
        ----------------------

          (c) All of the leases relating to the material Leased Real Property are valid, subsisting and in full force and effect and enforceable in accordance with their terms. All payments (including, without limitation, rent) with respect to material Leased Real Property due and payable have been paid by Seller, except where the failure to pay would not result in rights of termination or material penalties.

          (d) Seller makes no representation in this Agreement as to the physical condition of the real or tangible personal property included in the Assets.

          (e) Upon consummation of the Closing, Purchaser and its Affiliates shall acquire good and (in the case of Owned Real Property) marketable title to the Assets, and such rights pursuant to Contracts (except to the extent consent to assignment is required for the Contracts identified on Schedule 5.6(a) and such consent is not obtained) or otherwise (including, without limitation, pursuant to Section 7.3(d) hereof), free and clear of all Encumbrances other than Permitted Encumbrances (other than any Encumbrances created by any action taken by Purchaser Parent or its Affiliates), as are necessary to conduct the Business in all material respects as currently conducted.

     5.9  Contracts.  Schedule 5.9(i) sets forth a list, as of
          ---------
the date hereof, of each Contract that is related to the Business other than (a) purchase orders in the ordinary and usual course of business involving less than $100,000 and (b) any Contract involving the payment of less than $100,000 in the aggregate, or involving the payment of less than $500,000 in the aggregate and terminable by the Business without material penalty upon not more than 30 days' notice. Schedule 5.9(i) also sets forth a list, as of the date hereof, of each Contract with any person containing any provision or covenant limiting the ability of the Business, or any owner or Affiliate of the Business, to engage in the Business, to compete with any person, or to conduct the Business in any particular geographic area. Except as set forth in
Schedule 5.9(ii), each Contract listed in Schedule 5.9(i) or
Schedule 5.10(a) is a valid and binding agreement enforceable in accordance with its terms and is in full force and effect.

Except as otherwise provided in Schedule 5.9(iii), Seller has no knowledge of any default under any Contract listed in Schedule 5.9(i) which default has not been cured or waived, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Except as described on Schedule 5.9(i), to Seller's knowledge, there is no event or circumstance which, with the passage of time or the giving of notice or both, would constitute a material default or breach under any of the Contracts listed on Schedule 5.9(i) or would give rise to any right of termination or acceleration thereunder except for such default, breach, termination or acceleration as would not, individually or in the aggregate, have a Material Adverse Effect. To Seller's knowledge, there is no assertion by any third party of any claim of material default or breach under any of the Contracts except for such claim as would not, individually or in the aggregate, have a Material Adverse Effect.

     5.10  Intellectual Property Rights.
           ----------------------------

          (a) Schedule 5.10(a) sets forth a listing of (i) all Patents, Trademarks, registered copyrights and applications for copyright registration, industrial and utility model registrations and applications therefor, and design registrations and applications therefor, included in the Intellectual Property Rights and related to the Business (including all registrations and applications for registration thereof, and the owner thereof), (ii) all Contracts under which Seller or its Affiliates are licensed or otherwise permitted to use Intellectual Property Rights which are material to the Business and (iii) all Contracts under which Seller or its Affiliates licenses or otherwise permits any party to use Intellectual Property Rights.

          (b) To the knowledge of Seller (i) except as set forth in Schedule 5.10(b)(i), with respect to Intellectual Property Rights other than Trademarks, no product (or component thereof or process) used, sold or manufactured by the Business nor the conduct of the Business as currently conducted nor the exercise of rights relating to the Patents set forth on Schedule 5.10(a) or the Know-how infringes on or otherwise violates the intellectual property rights or other proprietary rights of any other person, (ii) except as set forth in Schedule 5.10(b)(ii), there are no restrictions that would materially impair the use or transfer of the Trademarks included in the Intellectual Property Rights in connection with the Business and such Trademarks and the use thereof in the conduct of the Business as currently conducted do not infringe upon or otherwise violate the Trademarks or other proprietary rights of any other person, and
(iii) no person is challenging or, to the knowledge of Seller, infringing or otherwise violating the Intellectual Property Rights of the Business, except in each case, for challenges, infringements or violations, that individually or in the aggregate, would not have a Material Adverse Effect.

          (c)  To the knowledge of Seller, except as set forth on
Schedule 5.10(c), Seller or one of its Affiliates, as the case may be, has ownership of, free and clear of any Encumbrances, all right, title (including without limitation good and marketable title) and interest in and to the Intellectual Property Rights in Brazil, Argentina, Ecuador, Colombia, Peru, Uruguay and Venezuela.

          (d)  To the knowledge of Seller, except as set forth on
Schedule 5.10(d), each registration or grant and (to the extent applicable) application for registration or grant for any Intellectual Property Rights in Brazil, Argentina, Ecuador, Colombia, Peru, Uruguay and Venezuela set forth on Schedule 5.10(a) is valid, has been duly maintained, and is in full force and effect, except where the failure to be so valid, maintained or in force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

     5.11  Absence of Certain Changes.
           --------------------------

          (a) Except (x) to the extent arising out of or relating to the transactions contemplated by this Agreement or in connection with the Restructurings, or (y) for the Contracts entered into since November 30, 1994 that are listed in Schedule 5.9(i), since November 30, 1994, (i) the Business has been operated in the ordinary course in a manner consistent with past practice, and (ii) neither the Business nor any of the Transferred Subsidiaries has taken any of the prohibited actions set forth in Sections 7.2(a), (d), (e), (h) or (i) hereof, other than, in each case (i) and (ii), changes or actions which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay Seller's ability to effect the Closing.

          (b) Since November 30, 1994 there has not been any material adverse change in the business, operations, assets, liabilities, results of operations or condition (financial or other) of the Business and the Transferred Subsidiaries, taken as a whole.

     5.12  Litigation and Claims.
           ---------------------

          (a) Except as set forth in Schedule 5.12(a) and except for matters under Environmental Laws or relating to the environmental condition of the Property (as to which no representation or warranty is made except as set forth in Section 5.12(b) or Section 5.15(b)), there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller or its Affiliates, involving the Business or any of the Assets or Assumed Liabilities other than those that, individually or in the aggregate, would not have a

Material Adverse Effect or materially impair or delay the ability of Seller or its Affiliates to effect the Closing.

          (b) Except as set forth in Schedule 5.12(b), there is no civil, criminal or administrative action, suit, hearing, proceeding or investigation (of which hearing, proceeding or investigation Seller has been notified) pending or, to the knowledge of Seller, threatened against Seller or its Affiliates under Environmental Laws or relating to the environmental condition of the Property and involving the Business or any of the Assets or Assumed Liabilities other than those that, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of Seller or its Affiliates to effect the Closing.

          (c) Except as set forth in Schedule 5.12(c) and except for matters under Environmental Laws or relating to the environmental condition of the Property (as to which no representation or warranty is made except as set forth in
Section 5.12(b) or 5.15(b)), none of Seller, its Affiliates or the Business is subject to any order, writ, judgment, award, injunction, or decree (which in the case of decrees, are specifically related to Seller, its Affiliates or the Business and not of general applicability) of any court or governmental or regulatory authority or any arbitrator or arbitrators other than those that individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of Seller or its Affiliates to effect the Closing.

     5.13  Tax and Other Returns.
           ---------------------

     Except as set forth in Schedule 5.13:

          (a) all material Tax Returns that are or will be required to be filed for taxable periods ending on or before the Closing Date (taking into account applicable extensions) by Seller or any of its Affiliates in respect of Taxes imposed on the Assets or otherwise with respect to the Business or by the Transferred Subsidiaries have been or will be duly filed;

          (b) all material Taxes shown to be due on the Tax Re-turns referred to in clause (a) have been timely paid or re-corded as reserves or current liabilities in the Books and Records;

          (c)  no material adjustments relating to the Tax
     Returns referred to in clause (a) have been proposed by the Internal Revenue Service or any appropriate state, local or foreign taxing authority;

          (d) there are no pending or, to the knowledge of Seller, threatened actions or proceedings for the assessment or collection of material Taxes against Seller or any of its Affiliates in respect of Taxes imposed on the Assets or otherwise with respect to the Business or against any Transferred Subsidiary;

          (e) there are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any material Taxes of Seller or any of its Affiliates in respect of Taxes imposed on the Assets or otherwise with respect to the Business or of any Transferred Subsidiary; and

          (f) no taxing authorities are presently conducting, or to Seller's knowledge planning to conduct, any material audits or other examinations of any Tax Returns referred to in clause (a).


     5.14  Compliance with Law; Applicable Permits.
           ---------------------------------------

          (a) Except as set forth in Schedule 5.12(a) or Schedule 5.14(a) hereto and except for matters under Environmental Laws or relating to the environmental condition of the Property (as to which no representation or warranty is made except as set forth in Section 5.15(b)), the Business is being conducted in compliance with all Applicable Laws, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay Seller's ability to effect the Closing; Seller and its Affiliates have all Applicable Permits necessary to conduct the Business as currently conducted, other than those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect; and there are no proceedings pending or, to the knowledge of Seller, threatened which may result in the revocation, cancellation or suspension of any such Applicable Permits, except those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay Seller's ability to effect the Closing.

          (b) Except as set forth on Schedule 5.14(b), on the Closing Date, Seller and its Affiliates will transfer to Purchaser Parent or its Affiliates such Applicable Permits which, together with any rights or benefits relating to Applicable Permits provided to Purchaser Parent and its Affiliates pursuant to Section 7.3(d), will enable Purchaser Parent and its Affiliates to conduct the Business as currently conducted, other than those Applicable Permits, rights or benefits, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Seller has made available to Purchaser Parent in Seller's due diligence data room, documents containing a listing of all material waivers, exemptions, variances, permits, authorizations, licenses or similar approvals, including, without limitation, product registrations by health or other governmental entities in connection with or related to the Business, which documents are true, complete and correct in all material respects. To the knowledge of Seller, and except as specifically indicated on Schedule 5.14(b), as a result of the transactions contemplated by this Agreement, no action has been taken or omitted to be taken by Seller or its Affiliates with respect to the Applicable Permits, and no event has occurred with respect to the Applicable Permits, which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment or limitation on the rights of the holder of any of the Applicable Permits, which would, individually or in the aggregate, have a Material Adverse Effect. Except for matters under Environmental Laws or relating to the environmental condition of the Property (as to which no representation is made except as set forth in Section 5.15(b)), Seller has no knowledge that any of the material Applicable Permits will not be renewed by any governmental entity in the ordinary course of business.

     5.15  Environmental Matters.
           ---------------------

          (a) Except to the extent set forth in this Section and
Section 5.12(b), Seller has not made and will not make either expressly or impliedly, any representations or warranties concerning the physical and environmental condition of the Property, its fitness for any particular use or the compliance of the Property with Applicable Laws.

          (b) Seller has in good faith asked each of the general managers, the environmental matters managers, if any, and manufacturing managers of the Business and appropriate senior staff members of Seller functioning in the environmental area to confirm the accuracy (without any obligation of investigation or inquiry) of Seller's representations and warranties contained in Sections 5.6, 5.12, 5.14 and 5.18 hereof as they relate to matters relating to Environmental Laws and the environmental condition of the Property (without giving effect to any exceptions in such representations or warranties for Environmental Laws or environmental conditions), and each such individual has confirmed (to Seller's knowledge, in good faith) to Seller that, except as set forth in such individuals' written responses to Seller's inquiries regarding such representations and warranties (true and complete copies of which have been furnished to Purchaser Parent prior to the date hereof), such individual is not aware of any reason why such representations and warranties are not true and correct.

     5.16  Agreements Regarding Employees.
           ------------------------------

          (a)  Neither Seller, any Affiliate of Seller, the
Business nor any of the Transferred Subsidiaries has any obligations with respect to the Employees for retiree health and life benefits under any Employee Benefit Arrangement.

          (b) All Employee Benefit Arrangements comply in all material respects with Applicable Laws.

          (c) Except as set forth in Schedule 5.16(c), neither Seller nor any of the Transferor Subsidiaries nor any of the Transferred Subsidiaries is a party to or bound by any collective bargaining agreement or any material labor agreement respecting the Employees, nor is there pending, or to the knowledge of Seller threatened, any strike, walkout, or other work stoppage or any union organizing effort by or respecting the Employees.

          (d)  Except as set forth in Schedule 5.12(a) or
Schedule 5.16(d), there are no existing or (to Seller's knowledge) threatened material labor disputes involving the Employees or a substantial part thereof nor have there been any such disputes during the past two years.

     5.17  Employee Benefit Arrangements.  Schedule 5.17 consists
           -----------------------------
of the most recent supplement to the Annual Report of Employees with respect to each jurisdiction which summarizes or otherwise identifies each "Employee Benefit Arrangement", including any
                 ----------------------------
employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering Employees, which Seller, the Transferor Subsidiaries or the Transferred Subsidiaries maintain, or to which Seller, the Transferor Subsidiaries or the Transferred Subsidiaries contributes other than any such plan, practice, policy or arrangement in which the individual identified in the January 8 Letter participates, whose country of employment is designated as "USA". Such schedule is complete and accurate in all material respects other than insofar as there have been normal course increases in salary since January 1, 1994 or other isolated changes in benefits. There are no Employee Benefit Arrangements providing pension, retirement or other similar benefits other than those Employee Benefit Arrangements to which Seller, any Transferor Subsidiary or any Transferred Subsidiary makes contributions as required by Applicable Laws. With respect to each Employee Benefit Arrangement: (i) the Seller and the Transferor Subsidiaries and the Transferred Subsidiaries are in compliance in all material respects with the terms of such Employee Benefit Arrangement and with the requirements prescribed by Applicable Laws; (ii) except as disclosed on Schedule 5.12(a), there are no material actions or proceedings (other than routine claims for benefits) pending or, to Seller's knowledge, threatened, with respect to any Employee Benefit Arrangement; and (iii) all contributions to each Employee

Benefit Arrangement that may have been required to be made in accordance with the terms of the Employee Benefit Arrangement and, when applicable, Applicable Laws, have been timely made. None of the Employee Benefit Arrangements is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Within 30 days after the Closing Date, Seller shall furnish to Purchaser Parent a schedule which contains, to Seller's knowledge, a true and complete list of each loan made by Seller, any Transferor Subsidiary or any Transferred Subsidiary to any Employee that has an outstanding balance (other than ordinary travel advances) as of the Closing Date and a statement of the unpaid balance and payment schedule with respect to each such loan.

     5.18  No Undisclosed Liabilities.  Except (a) for
           --------------------------
liabilities and obligations reflected in the Financial Statements, (b) for liabilities and obligations incurred in the ordinary and usual course of business since November 30, 1994,
(c) as set forth on Schedule 5.18, and (d) except for matters under Environmental Laws or relating to the environmental condition of the Property (as to which no representation or warranty is made except as set forth in Section 5.15(b)), to the knowledge of Seller, neither the Business nor any of the Transferred Subsidiaries has incurred or is subject to any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that, individually or in the aggregate, would be required to be reflected or reserved against in a combined balance sheet of the Business and the Transferred Subsidiaries prepared in accordance with United States generally accepted accounting principles consistent with past practices.

     5.19  No Other Representations or Warranties.  Except for
           ---------------------------------------
the representations and warranties set forth in this Article 5, neither Seller nor any other person makes any other express or implied representation or warranty on behalf of Seller or otherwise in respect of the Business.


     ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF PURCHASER
                       AND PURCHASER PARENT

     Purchaser and Purchaser Parent, jointly and severally, represent and warrant to Seller as of the date hereof and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only as of such date) as follows:

     6.1  Organization and Good Standing of Purchaser and
          -----------------------------------------------
Purchaser Parent.  Each of Purchaser Parent and Purchaser is a
- ----------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

     6.2  Binding Effect.  This Agreement and the Other Purchase
          --------------
Agreements constitute valid and legally binding obligations of Purchaser Parent, Purchaser and their Affiliates, as applicable, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     6.3  Corporate Authorization.  Each of Purchaser Parent,
          -----------------------
Purchaser and their Affiliates has full corporate power and authority to execute and deliver this Agreement and the Other Purchase Agreements, as applicable, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser Parent, Purchaser and their Affiliates of this Agreement and the Other Purchase Agreements, as applicable, have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Purchaser Parent, Purchaser and their Affiliates of this Agreement or the Other Purchase Agreements.

     6.4  Consents and Approvals.
          ----------------------

     (a) Except as set forth in Schedule 6.4(a), no consent, approval, waiver or authorization is required to be obtained by Purchaser Parent, Purchaser or their Affiliates from, and no notice or filing is required to be given by Purchaser Parent, Purchaser or their Affiliates to, or made by Purchaser Parent, Purchaser or their Affiliates with, any international, national, federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by Purchaser Parent, Purchaser and their Affiliates of this Agreement and the Other Purchase Agreements, as applicable, other than where the failure to obtain, give or make such approval, waiver, authorization, notice or filing would not materially impair or delay the ability of Purchaser Parent, Purchaser or their Affiliates to effect the Closing.

          (b) Except as set forth in Schedule 6.4(b), the execution, delivery and performance by Purchaser Parent, Purchaser and their Affiliates of this Agreement and the Other Purchase Agreements, as applicable, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

               (i) violate any provision of the Certificate of Incorporation, Bylaws or other organizational documents of Purchaser Parent, Purchaser or their applicable
          Affiliates;

               (ii) subject to obtaining the consents referred to in Section 6.4(a), conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) or any right or obligation of Purchaser Parent, Purchaser or their applicable Affiliates under, or to a loss of any benefit to which Purchaser Parent, Purchaser or their applicable Affiliates is entitled under, any Contract to which Purchaser Parent or its Affiliates is a party; or

               (iii) assuming compliance with the matters set forth in Sections 5.6 and 6.4(a), violate or result in a breach of or constitute a default under any Applicable Laws to which Purchaser Parent, Purchaser or their applicable Affiliates is subject, including any Applicable Permits other than in the cases of clauses (ii) and (iii) of this Section 6.4(b), any conflict, breach, termination, default, cancellation, acceleration, loss or violation which, individually or in the aggregate, would not materially impair or delay Purchaser Parent's, Purchaser's or their applicable Affiliates' ability to perform their obligations hereunder and thereunder.

     6.5  Financial Capability.  On the Closing Date, Purchaser
          --------------------
Parent and its Affiliates will have sufficient funds to purchase the Assets and assume the Assumed Liabilities on the terms and conditions contemplated by this Agreement.

     6.6  Litigation and Claims.
          ---------------------

          (a) There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the knowledge of Purchaser Parent, Purchaser or their Affiliates, threatened against Purchaser Parent, Purchaser or their Affiliates, that would materially impair or delay the ability of Purchaser Parent, Purchaser or their Affiliates to effect the Closing.

          (b) Neither Purchaser Parent, Purchaser nor their Affiliates is subject to any order, writ, judgment, award, injunction, or decree (which in the case of decrees, are specifically related to Purchaser Parent, Purchaser or their Affiliates and not of general applicability) of any court or governmental or regulatory authority or any arbitrator or arbitrators that would materially impair or delay the ability of Purchaser Parent, Purchaser or their Affiliates to effect the Closing.

     6.7  Securities Act.  Purchaser Parent or its Affiliates are
          --------------
acquiring the Transferred Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the securities laws of any applicable jurisdiction, domestic or foreign, with respect to the transaction contemplated hereby. Purchaser Parent and Purchaser acknowledge that the Transferred Shares are not registered under any Applicable Laws, and that such Transferred Shares may not be transferred or sold except pursuant to the registration provision of such Applicable Laws or pursuant to an applicable exemption therefrom.

     6.8  No Other Representations or Warranties.  Except for the
          --------------------------------------
representations and warranties contained in this Article 6, neither Purchaser Parent, Purchaser nor any other person makes any other express or implied representation or warranty on behalf of Purchaser Parent or Purchaser.


                      ARTICLE 7 - COVENANTS

     7.1  Access; Information.  Prior to the Closing, Seller
          -------------------
shall, and shall cause each Transferor Subsidiary and Transferred Subsidiary to afford to the officers, employees, attorneys, accountants and other authorized representatives of Purchaser Parent and Purchaser reasonable access to the Business and the facilities and employees thereof, during normal business hours and in a manner that will not unreasonably disrupt the operation of the Business.

     7.2  Conduct of Business.  During the period from the date
          -------------------
hereof to the Closing except (i) as otherwise expressly contemplated by this Agreement, (ii) pursuant to Article 3 hereof in connection with the Restructurings, or (iii) as Purchaser Parent shall otherwise agree in writing in advance, Seller covenants and agrees that it shall operate the Business in the ordinary and usual course and consistent with past practices, and use its reasonable efforts to retain its present employees and preserve intact, to the extent constituting part of or relating to the Business, its business and relationships with customers, suppliers and third parties. During the period from the date hereof to the Closing, except (i) as otherwise expressly contemplated by this Agreement, (ii) as required pursuant to
Article 3 hereof in connection with the Restructurings, or (iii) as Purchaser Parent shall otherwise consent in writing, Seller covenants and agrees that it shall, with respect to the Business, cause the Transferor Subsidiaries and the Transferred Subsidiaries, other than in the ordinary and usual course, to:

          (a) not approve any capital expenditures in excess of $250,000 individually, or in excess of $1,500,000 in the aggregate;

          (b)  not incur, pledge, create or assume any
     Encumbrance other than Permitted Encumbrances on any capital assets if the greater of the book value or the fair market value of such capital assets exceeds $250,000 individually, or in excess of $1,500,000 in the aggregate;

          (c) not incur any indebtedness for money borrowed in excess of $250,000 individually, or in excess of $1,500,000 in the aggregate other than any indebtedness incurred to refinance existing indebtedness;

          (d) not grant or agree to grant any bonuses, commissions, prizes or similar forms of remuneration to any Employee, any general increase in the rates of salaries or compensation or any specific increase to any employee except such as are (i) in accordance with regularly scheduled periodic increases or existing bonus plans (ii) required under Applicable Laws or as directed by an industry association having a relationship with any of the Employees or (iii) previously agreed to in writing by Purchaser;

          (e) not provide for any new pension, retirement or other benefit arrangements (or any material amendments to any such existing arrangements) for any of its Employees or any increase in any existing benefits except as required by Applicable Laws;

          (f)  (with respect to each of the Transferred
     Subsidiaries only) not change or amend any of its charter or bylaws or comparable organizational documents;

          (g) (with respect to each of the Transferred Subsidiaries only) not issue or sell any shares of its capital stock, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or enter into any Contract obligating it to do any of the foregoing;

          (h) (with respect to the Transferred Subsidiaries only) not declare or set aside for payment any dividends to be paid after the Closing;

          (i) not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets other than in the ordinary and usual course of business and consistent with past practice;

          (j) not dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, copyright or other Intellectual Property Right, or dispose of or disclose to any person any trade secret, formula, process or Know-how not theretofore a matter of public knowledge;

          (k) not materially modify, amend or terminate (except in the ordinary course of business pursuant to the terms thereof) any of the material Contracts or waive any material rights or claims of the Business, except in the ordinary course of business;

          (l) not enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business consistent with past practices) which provides for an exclusive arrangement with that third party;

          (m) not enter into any Contract with any person containing any provision or covenant limiting the ability of the Business, or any owner or Affiliate of the Business, to engage in any line of business, to compete with any person or to conduct business in any particular geographic area;

          (n) not engage in any transaction with Seller or any of its Affiliates; or

          (o)  not agree to take any of the foregoing actions.

          Notwithstanding the foregoing, but subject to the restrictions set forth above, the Transferred Subsidiaries shall be permitted at all times prior to the Closing Date to make distributions of cash to Seller or its Affiliates.

     7.3  Diligent Efforts; Good Faith; the Restructurings.
          ------------------------------------------------

          (a) Except as provided in Section 7.3(b) hereof, Seller and Purchaser Parent will cooperate and use their respective diligent efforts to fulfill the conditions precedent to the other party's obligations hereunder, including but not limited to, securing as promptly as practicable all Applicable Permits and all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby. The party with the legal obligation therefor will promptly file documentary materials required by the Competition Laws, Environmental Laws and each of the other items listed in Sections
5.6 and 6.4 and promptly file any additional information requested as soon as practicable after receipt of request thereof, in each case in accordance with Section 7.9.

          (b) Promptly following the Closing, Purchaser Parent and Purchaser shall use their diligent efforts to take or cause to be taken, and Seller shall use its diligent efforts to cooperate with Purchaser Parent with respect to, all actions necessary, proper or advisable to obtain any Applicable Permits relating to any Competition Law that is required for its consummation of the transactions contemplated by this Agreement. Purchaser agrees that following the Closing, it shall bear all risks associated with obtaining or maintaining all Applicable Permits and all permits required under Environmental Laws. In addition to the foregoing, Purchaser Parent and its Affiliates agree that following the Closing, they shall bear all risks associated with obtaining or failing to obtain any such Applicable Permit relating to any Competition Laws in Brazil and Colombia, including, without limitation, the obligation to indemnify Seller for loss of any of the Purchase Price resulting from any rescission of the purchase and sale of Assets in either such country. Purchaser Parent shall have full discretion and control over seeking to obtain any such Applicable Permit under such laws and the manner of complying with any action (including, without limitation, rescission) required by regulatory authorities in connection therewith, and Seller shall, and shall cause its Affiliates to, take all reasonable actions in connection therewith that may be requested by Purchaser Parent or its Affiliates. Purchaser Parent shall use reasonable efforts to avoid any adverse effect on Seller and its Affiliates resulting from any such action. In addition to and in consideration of the foregoing, if Seller is required to take ownership of the Assets, then at the request of Purchaser Parent, Seller shall, and shall cause its Affiliates to, take all reasonable actions with respect to the Assets that Purchaser Parent or its Affiliates request in order to preserve the value of the Assets and take all actions that Purchaser Parent or its Affiliates shall direct in their reasonable discretion to provide for the disposition of the Assets; provided, however, that Seller and its Affiliates shall not be required to take any action which would have a material adverse impact on their operations or businesses other than the Business; and, provided, further, that Purchaser Parent agrees to indemnify the Seller Indemnified Parties (as defined in Section 10.2(a)), and hold them harmless, from and against any Loss (as defined in Section 10.2(a)) resulting from any action taken at the request of Purchaser Parent pursuant to this sentence which constitutes the incurrence or assumption of a liability or obligation. If Seller or its Affiliates shall not for such reason take any such action, Seller and Purchaser Parent shall use reasonable efforts to seek alternative measures so as to avoid any such adverse impact to Seller and its Affiliates and permit Purchaser Parent to achieve its objectives. If a rescission in Brazil occurs, promptly thereafter the Purchaser Parent shall pay to Seller U.S. $10 million in lieu of, and as full and final settlement of, out-of-pocket expenses incurred by Seller and its Affiliates in connection therewith. Notwithstanding the foregoing, in the event of a final, nonappealable binding rescission order, upon the request of Seller, the parties hereto shall as promptly as practicable take such steps as may be reasonably required to rescind the purchase and sale of such Assets and the Seller will return the Purchase Price.

          (c) Purchaser Parent and Purchaser will, and will cause their respective Affiliates to, cooperate with Seller in carrying out the Restructurings.

          (d) Except to the extent otherwise expressly provided for in this Section 7.3, and in accordance with Section 7.9, Seller shall, and shall cause each of its Affiliates to, use its reasonable efforts to obtain any consents, approvals, waivers, authorizations or Applicable Permits required to transfer and assign to Purchaser Parent or any of its Affiliates all Assets, including without limitation, all agreements, leases, licenses, Applicable Permits and other rights of any nature whatsoever relating to the Business. In addition to and without limiting any of Purchaser Parent's or Purchaser's rights under this Agreement, in the event and to the extent that Seller or any of its Affiliates is unable to obtain any such required consents, approvals, waivers, authorizations or Applicable Permits and as a result, any of such agreements, leases, licenses, Applicable Permits or other rights are not transferred or assigned to Purchaser Parent or its Affiliates at the Closing, (i) Seller (or any Affiliate of Seller that is a party thereto, as the case may
be) shall continue to be bound thereby and (ii) Purchaser Parent shall, or shall cause one of its Affiliates to, pay, perform and discharge fully all the obligations of Seller (or any Affiliate of Seller that is a party thereto, as the case may be) thereunder from and after the Closing Date and indemnify Seller (or any Affiliate of Seller that is a party thereto, as the case may be) for all losses arising out of such performance by Purchaser Parent or any of its Affiliates. Seller or any such Affiliate, as the case may be, shall, without further consideration therefor, pay, assign and remit to Purchaser Parent or its designee promptly all monies, rights and other consideration received in respect of such performance. Seller and its Affiliates shall exercise or exploit its rights and options under all such agreements, leases, licenses and other rights and commitments referred to in this Section 7.3 only as reasonably directed by Purchaser Parent and at Purchaser Parent's expense. If and when any such consent shall be obtained or such agreement, lease, license, Applicable Permit or other right shall otherwise become assignable, Seller or any of its Affiliates, as the case may be, shall promptly assign all its rights and obligations thereunder to Purchaser Parent or its Affiliates, and Purchaser Parent or its Affiliates shall assume such rights and obligations. This Section 7.3 shall not limit any of Purchaser Parent's or Purchaser's rights under this Agreement, including, without limitation, with respect to representations, warranties, covenants, conditions and indemnifications.

     7.4  Tax Matters.
          -----------

          (a)  Tax Treatment.  Neither Seller nor Purchaser, nor
               -------------
any of their Affiliates will take any position on any United States' Tax Return that is inconsistent with the treatment of the transfers of assets to Kolynos do Brasil S.A., Yonkers S.A. and Nenci, S.A. pursuant to the Restructurings as taxable transfers of assets by Seller or its Affiliates for United States income tax purposes. Notwithstanding the preceding sentence, Seller and Purchaser agree that Purchaser shall make an election under
Section 338(g) of the Internal Revenue Code of 1986, as amended (the "Code") (and any similar provision of State or local tax
      ----
law), with respect to the sales of the Shares pursuant to this Agreement. Seller agrees to cooperate with Purchaser in making such election, including providing any information necessary to fulfill the notice requirements of Treasury Regulation Sec. 1.338-1(g)(4), and Seller shall attach Form 8023-A to each of Seller's Forms 5471 filed after the Closing with respect to the Transferred Subsidiaries. Purchaser agrees to cooperate with Seller, including providing any information necessary to determine Seller's tax liability, if any.

          (b)  Payment and Liability for Taxes.
               -------------------------------

                (i) Purchaser shall be liable for and shall pay all Taxes imposed on the Assets or otherwise with respect to the Business for all taxable periods or portions thereof beginning after, the Closing Date, but shall not be liable for any Transfer Taxes assumed by Seller pursuant to Section 7.4(f). Seller shall be liable for and shall pay all Taxes imposed on the Assets or otherwise with respect to the Business for all taxable periods or portions thereof ending on or before the Closing Date, but shall not be liable for any Transfer Taxes assumed by Purchaser pursuant to
          Section 7.4(f).

               (ii) To the extent permitted by law or
          administrative practice, the taxable years of each Transferred Subsidiary shall be closed at the close of business on the Closing Date. For purposes of this Agreement (including, without limitation, Section 2.5(a)) and otherwise whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended at the close of business on the Closing Date.

          (c)  Filing of Tax Returns.  This Section shall apply
               ---------------------
to all Taxes except Transfer Taxes, as defined in Section 7.4(f).

               (i) Seller shall file or cause to be filed when due all Tax Returns for periods ending on or before the Closing Date with respect to the Transferred Subsidiaries. Purchaser shall file or cause to be filed any Tax Returns with respect to the Transferred Subsidiaries for periods ending after the Closing Date.

               (ii) If Seller may be liable for any portion of the Tax payable in connection with any Tax Return to be filed by Purchaser, Purchaser shall cause such return to be prepared on a basis which is consistent with such previously filed returns and in accordance with past practice. In addition, if any Tax Return to be filed by Purchaser reflects any transaction undertaken in connection with the sale contemplated by this Agreement or the Restructurings, Purchaser shall cause such transactions to be reflected in such return in the manner directed by Seller. Purchaser shall deliver a copy of the relevant portions of each such Tax Return described in either, or both, of the prior two sen-tences, and any schedules, work papers and other documentation then available that are relevant to the preparation of the relevant portions of such return to Seller not less than 20 days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions) (the "Due Date"). At any
                                           --------
          time prior to the Due Date, Seller may object to any item reflected on such Tax Return if such item may materially and adversely affect Seller's liability for Taxes and request Purchaser to make any reasonable changes to any such item as Seller may direct. Purchaser shall, prior to the Due Date, make any and all such reasonable changes requested by the Seller and shall not file such return until it has made such changes and received Seller's written consent to such filing which consent Seller shall not unreasonably withhold. Seller shall pay to Purchaser the amount for which it is liable in connection with any Tax Return to be filed by Purchaser at least three (3) days prior to the due date for such payment. If Purchaser fails to satisfy its obligations pursuant to this Section 7.4(c)(ii), Seller shall have no obligation to indemnify Purchaser for any increase in Taxes which are reflected on any such return or any related Loss attributable to such failure, and shall retain any and all remedies it may otherwise have which arise out of such failure.

          (d)  Information to be Provided by Purchaser.
               ---------------------------------------

               (i) With respect to Tax Returns to be filed by Seller pursuant to Section 7.4(c) hereof, Purchaser shall, within ninety (90) days of the Closing Date, or if later, within ninety (90) days following the end of the relevant taxable period, prepare and provide to Seller a package of tax information materials (the "Tax
                                                              ---
          Package"), which shall be completed in accordance with
          -------
          the past practice of Seller or any of its Affiliates included on any such returns, including past practice as to providing the information, schedules, work papers and other documentation, as to the method of computation of separate taxable income or other relevant measures of income and as to the calculation and claiming of foreign tax credits. Purchaser shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to Seller within ninety (90) days after the Closing Date.

               (ii)  Foreign Tax Receipts.  To the extent not
                     --------------------
          contained in the Tax Package, Purchaser shall deliver to the tax director of Seller certified copies of all receipts in its possession or obtainable without undue effort for any foreign Tax with respect to which Seller or any of its Affiliates could claim a foreign tax credit, and any other documentation in its possession or obtainable without undue effort required in connection with Seller or its Affiliates claiming or supporting a claim for such foreign tax credits promptly following either a request by Seller for such receipts or documentation or payment of any such foreign Taxes by Purchaser or any Affiliate of Purchaser.

          (e)  Contest Provisions.  Each of Purchaser and its
               ------------------
Affiliates, on the one hand, and Seller and its Affiliates, on the other hand (the "Recipient"), shall promptly notify the other
                     ---------
party in writing upon receipt by the Recipient of notice of any pending or threatened audits, adjustments or assessments (a "Tax
                                                             ---
Audit") which may affect the liability for Taxes of such other
- -----
party. If such Tax Audit may affect Seller's liability for Taxes (taking into consideration any indemnification obligation pursuant to Article 10 hereof), Seller may at its expense, if it so elects and acknowledges in writing its obligation to indemnify Purchaser or its Affiliates for the Taxes it wishes to contest, control the complete defense and settlement of the interests of itself and any of Seller's Affiliates in such Tax Audit, provided that Purchaser and any of its Affiliates whose liability for Taxes may be affected thereby shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense and provided further, however, that in the event
                   -------- -------  -------

Seller's defense and settlement of such Tax Audit relates to or otherwise could potentially adversely affect the ability of Purchaser or its Affiliate, as the case may be, to obtain a basis in any of the Assets (including the assets owned by any Transferred Subsidiary) in the relevant taxing jurisdiction equal to the portion of the Purchase Price allocated to such assets pursuant to Schedule 2.2 hereof, or otherwise causes an increase in Taxes to the Purchaser or any of its Affiliates, then Seller shall not be entitled to settle or otherwise resolve any such Tax Audit without the consent of Purchaser or its Affiliate, as the case may be.

          (f)  Transfer Taxes.  Notwithstanding any other
               --------------
provision herein to the contrary, all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, value added, registration, conveyancing and other similar taxes together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the sale and transfer by Seller to Purchaser of the Assets (the "Transfer Taxes") shall be paid fifty percent (50%) by Purchaser
 --------------
and fifty percent (50%) by Seller; provided, however, that
                                   --------  -------
neither the Purchaser nor any of its Affiliates shall be liable for any transfer or other taxes imposed in connection with the Restructurings. Notwithstanding the foregoing, Purchaser and its Affiliates shall pay one hundred percent (100%) of any value added or substantially similar taxes in any country (collectively referred to as "VAT") imposed on or with respect to the sale and
                ---
transfer of the Assets by Seller to Purchaser, but only to the extent that the Purchaser or its Affiliates are entitled to recover or actually receive such VAT by reduction of their VAT payments to, and/or by refund of such VAT from, any applicable governmental agency or authority. Seller shall be liable for any and all VAT imposed in connection with the Restructurings.
Seller and Purchaser and their Affiliates shall cooperate in making in a timely manner all filings, returns, reports and forms as may be required to comply with the provisions of any Transfer Tax laws. Any transfer taxes or fees resulting from any subsequent transfer by Purchaser or its Affiliates of all or any portion of the Shares or any Asset constituting part of the Business occurring on or subsequent to the Closing shall be borne entirely by the Purchaser, and Purchaser shall indemnify Seller for any liabilities arising in connection therewith.

          (g)  Certain Post-Closing Settlement Payments.
               ----------------------------------------

               (i)  Purchaser's Claiming, Receiving or Using of
                    -------------------------------------------
          Refunds and Overpayments.  If, after the Closing,
          ------------------------
          Purchaser or any of its Affiliates (A) receives any refunds, or (B) utilizes the benefit of any overpayment of Taxes which in each case (A) and (B), (x) relates to a Tax paid by Seller or any of its Affiliates prior to the Closing, or (y) was indemnified by Seller pursuant to Article 10 hereof, Purchaser shall promptly transfer or cause to be transferred to Seller the entire amount of the refund received (including any interest received attributable to such refund) or overpayment utilized by Purchaser or its Affiliates. Purchaser agrees to notify Seller promptly of both the discovery of a right to claim any such refund or utilization of any such overpayment. Purchaser agrees to claim any such refund or to utilize any such overpayment as soon as possible and to furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment.

               (ii)  Purchaser's Claiming and Realizing of Tax
                     -----------------------------------------
          Benefits in Respect of Indemnified Liabilities.  If,
          ----------------------------------------------
          after the Closing, (a) Purchaser or any of its Af-filiates realizes any Loss for which it is indemnified by Seller pursuant to Article 10 hereof, or (b) an adjustment required by any taxing authority in any item reflected on a Tax Return increases Seller's liability for Taxes or for indemnification payments pursuant to
          Article 10 hereof, Purchaser and its Affiliates agree to, after utilizing all deductions, losses or credits otherwise available to them, claim any such Loss and recognize any such adjustment on their Tax Returns and claim to the fullest extent possible all deductions available as a result of any such Loss or adjustment. Purchaser agrees to furnish to Seller all information, records and assistance necessary to verify the amount of the decrease, if any, in Purchaser's and its Affiliate's cumulative income taxes paid (as compared to the cumulative income taxes Purchaser and its Affiliates would otherwise have paid) as a result of recognizing such Loss or adjustment and claiming all such available deductions. Purchaser shall promptly transfer, or cause to be transferred, to Seller an amount equal to the entire amount of such decrease (to the extent such decrease has not been accounted for in the computation of the Loss being indemnified for pursuant to Section 10.3 hereof) at the time such decrease is realized, whether realized by Purchaser and its Affiliates paying less income taxes, receiving a refund or otherwise.

               (iii)  Seller's Claiming and Realizing of Tax
                      --------------------------------------
          Benefits in Respect of Indemnified Liabilities.  If,
          ----------------------------------------------
          after the Closing, (a) Seller or any of its Affiliates realizes any Loss for which it is indemnified by Purchaser pursuant to Article 10 hereof, or (b) an adjustment required by any taxing authority in any item reflected on a Tax Return increases Purchaser's liability for Taxes or for indemnification payments pursuant to Article 10 hereof, Seller and its Affiliates agree to, after utilizing all deductions, losses or credits otherwise available to them, claim any such Loss and recognize any such adjustment on their Tax Returns and claim to the fullest extent possible all deductions available as a result of any such Loss or adjustment. Seller agrees to furnish to Purchaser all information, records and assistance necessary to verify the amount of the decrease, if any, in Seller's and its Affiliates' cumulative income taxes paid (as compared to the cumulative income taxes Seller and its Affiliates would otherwise have paid) as a result of recognizing such Loss or adjustment and claiming all such available deductions. Seller shall promptly transfer, or cause to be transferred, to Purchaser an amount equal to the entire amount of such decrease (to the extent such decrease has not been accounted for in the computation of the Loss being indemnified for pursuant to Section 10.2 hereof) at the time such decrease is realized, whether realized by Seller and its Affiliates paying less income taxes, receiving a refund or otherwise.

               (iv)  Purchaser's Carry back of Post-Closing
                     --------------------------------------
          Deductions or Losses. If the Transferred Subsidiaries
          --------------------
          have any net operating loss, capital loss, excess foreign tax paid or other similar losses, deductions or credits for any period beginning after the Closing Date, Purchaser shall cause the Transferred Subsid-iaries to make any election or exercise any option then available under the applicable Tax law to forego any carry back of any such item to a period beginning before the Closing Date. If the Applicable Laws require any such item first to be carried back to a period before the Closing (and such item cannot, by the making of an election or otherwise, be carried forward without first being carried back), Purchaser shall not permit any of the Transferred Subsidiaries to carry back the item unless Purchaser obtains Seller's prior consent, which shall not be unreasonably withheld (taking into account, among other things, any obligations of Seller arising from, or in connection with, the Restructurings). Purchaser shall indemnify Seller for its reasonable out-of-pocket expenses incurred in reviewing and responding to a request for its consent pursuant to this Section 7.4(g)(iv), and in filing and securing any such decrease.

               (v) If, notwithstanding Section 7.4(g)(iv) above, Purchaser is required to carry back any net operating loss, capital loss, excess foreign tax paid or other similar losses, deductions or credits to any period beginning before the Closing Date, and as a result Seller or its Affiliates receive any refunds or utilize the benefit of any overpayment of Taxes, Seller shall promptly transfer or cause to be transferred to Purchaser the entire amount of the refund received (including any interest received attributable to such refund) or overpayment utilized by Seller or its Affiliates. Seller agrees to notify Purchaser promptly of both the discovery of a right to claim any such refund or utilization of any such overpayment. Seller agrees to claim any such refund or to utilize any such overpayment as soon as possible and to furnish to Purchaser all information, records and assistance necessary to verify the amount of the refund or overpayment.

               (vi)  Subsequent Adjustment.  In the event that
                     ---------------------
          any Tax refund, benefit or savings described in any clause of this Section 7.4(g) is subsequently reduced as a result of any adjustment required by any taxing authority, this Section 7.4(g) shall be applied, taking into account such adjustment. Additionally, if subsequent to the application of any clause of this
          Section 7.4(g), Purchaser generates tax attributes (e.g., excess tax credits, net operating losses and similar items) which could have been utilized in place of any of the tax attributes of the Transferred Subsidiaries which existed as of the Closing, this Sec-tion 7.4(g) shall be reapplied taking into account such subsequently created tax attributes and in determining the actual decrease in the Tax liability of Purchaser as a result of using the tax attributes of the Transferred Subsidiaries, the tax attributes of Purchaser shall be deemed to be utilized prior to the tax attributes of the Transferred Subsidiaries. If Seller or its Affiliates, on the one hand, or Purchaser or its Affiliates, on the other hand, have paid any amount to the other on the basis of the application of this Section 7.4(g) prior to such subsequent adjustment or such subsequent creation of tax attributes (each, a subsequent event) and the amount due pursuant to this
          Section 7.4(g) taking into account such subsequent event is determined to have changed as a result of such subsequent event, the parties agree to make any payment necessary to settle the difference between the amount previously paid and the amount subsequently determined to be due.

               (vii)  Resolution of Calculation Disputes.  In the
                      ----------------------------------
          event that Seller and Purchaser cannot agree on any calculation required under this Section 7.4(g), such calculation shall be made by the CPA Firm, acting as experts and not as arbitrators, whose decision shall be final and binding and whose expenses shall be shared equally by Seller and Purchaser.

          (h)  Post Closing Actions Which Affect Seller's Lia-
               -----------------------------------------------
               bility for Taxes.
               ----------------

               (i) Purchaser shall not permit any Transferred Subsidiary to take any action after the Closing Date which could materially increase Seller's liability for Taxes (including any liability of Seller to indemnify Purchaser for Taxes pursuant to this Agreement) unless Purchaser first agrees to indemnify Seller in respect of such increase in Tax liability.

               (ii) Except to the extent required by Applicable Laws neither Purchaser, nor any of its Affiliates shall, without the prior written consent of Seller, amend any Tax Return filed by, or with respect to, Seller or any of its Affiliates for any taxable period ending on or before the Closing Date or, if the tax liability of Seller is increased by such amendment, for the taxable year beginning before and ending after the Closing Date.

          (i)  Maintenance of Books and Records.  Until the
               --------------------------------
applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date or, if earlier, until the seventh anniversary of the Closing Date, Purchaser shall retain all Books and Records in existence on the Closing Date and after the Closing Date will provide Seller access to such Books and Records for inspection and copying by Seller and its representatives during normal business hours upon reasonable request and upon reasonable notice. If, after the expiration of such period, Purchaser or any of its Affiliates desires to destroy such Books and Records, Purchaser or its Affiliate shall first advise the tax director of Seller in writing describing the contents of any such Books and Records and giving Seller at least 120 days to obtain possession thereof. Seller shall make the Books and Records referred to in Section 2.4(f) available to Purchaser and its Affiliates on the same basis and shall provide the same notice required above prior to destruction of such Books and Records.

          (j)  Assistance and Cooperation.  The parties agree
               --------------------------
that, after the Closing Date:

               (i) each party shall assist (and cause their re-spective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

               (ii)  the parties shall cooperate fully in
          preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof;

               (iii) the parties shall make available to each other and to any taxing authority as reasonably requested all relevant Books and Records relating to Taxes;

               (iv) each party shall provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which the other may have an indemnification obligation under this Agreement;

               (v) the parties shall furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes referred to in subsection (iv) above; and

               (vi) except as otherwise provided herein, the party requesting assistance or cooperation shall bear the other party's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

     7.5  Post-Closing Obligations to Employees.  (a) Except as
          -------------------------------------
otherwise specifically provided in Section 7.5(b) below, Purchaser Parent and Purchaser shall cause their Affiliates to continue the employment, in comparable positions, of all active Employees on the Closing Date or upon the return to active employment, in accordance with the provisions of the Business' employment policies (as in effect on the date hereof), of any Employee who is, on the Closing Date, on disability or medical leave or on nonmedical leave, provided that the foregoing shall not obligate Purchaser Parent, Purchaser or their Affiliates to continue the employment of any such Employee for any minimum period of time, and Purchaser Parent and Purchaser shall cause their Affiliates to maintain for a period of two years after the Closing Date, without interruption, employee benefit arrangements that, in the aggregate, will provide benefits to such Employees that are no less favorable than the Employee Benefit Arrangements (provided that, to the extent negotiated severance is required in Colombia over and above the legally required minimum severance under Applicable Laws, Purchaser of the employing Affiliate shall be free to negotiate such additional severance as it deems appropriate). Employees shall be given credit for all service with the Transferred Subsidiaries and the Transferor Subsidiaries under (i) all employee benefit arrangements of Purchaser Parent, Purchaser or their Affiliates in which they become participants for purposes of eligibility and vesting, (ii) severance plans for purposes of calculating the amount of each Employee's severance benefits (except to the extent that any such Employee becomes entitled to severance or similar benefits as a result of the transactions contemplated by this Agreement) and (iii) vacation and welfare benefits, for purposes of calculating each Employee's benefits thereunder. Notwithstanding anything in the foregoing provisions of this Section 7.5(a) to the contrary, in no event shall Purchaser Parent, Purchaser or their Affiliates be required to provide severance or similar benefits, over and above that required by Applicable Laws, to Employees employed in Argentina in excess of (i) one-half of one month's pay per year of service for the Employees working at the Quilmes facility, or (ii) one month's pay per year of service up to a maximum of 18 months, for all other Employees employed in Argentina, provided that, for purposes of applying this sentence, compensation in excess of 2,000 pesos per month shall be disregarded, and provided further, that none of the limitations set forth in this sentence shall apply to Employees listed in the January 8 Letter.

          (b) Notwithstanding anything to the contrary herein, except to the extent otherwise specifically requested in writing by Purchaser Parent or Purchaser in a side letter to this Agreement delivered to Seller prior to the expiration of the three to nine month transition period provided in the following sentence, no Employee employed in Argentina, Columbia, Ecuador, Uruguay or Venezuela ("Transition Employees") shall become
                       --------------------
employed by Purchaser Parent, Purchaser or any of their Affiliates and Seller shall, by the expiration of the applicable transition period or within 30 days of receipt of notice by Seller from Purchaser Parent specifying an earlier end to any such applicable transition period as to some or all such Transition Employees, initiate all required action to effect the termination of employment from Seller of all such Transition Employees, taking into account all notice periods prescribed by Applicable Laws, collective bargaining agreements or any other applicable agreement. The applicable transition period shall be nine months for Transition Employees employed in Argentina and three months for Transition Employees employed in Colombia, Ecuador, Uruguay and Venezuela. During the applicable transition period, Seller or one of its Affiliates shall continue the employment of all Transition Employees, except for normal turnover, and shall continue to provide the same Employee Benefit Arrangements without change, except as otherwise required by Applicable Laws, collective bargaining agreements or other applicable agreements. With regard to Transition Employees hired by Purchaser Parent, Purchaser or an Affiliate on or prior to the end of the applicable transition period, Purchaser Parent,

Purchaser or such Affiliate shall provide employee benefit arrangements that, in the aggregate, will provide benefits that are no less favorable than the Employee Benefit Arrangements until two years from the Closing Date. Purchaser Parent shall indemnify Seller for all Losses arising in connection with Seller's performance of its obligations under this Section 7.5(b), imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties (as defined herein) including, without limitation, all expenses of employment and termination of employment of all such retained Employees.

          (c) Purchaser Parent, Purchaser or one of their Affiliates shall employ and maintain, without interruption, all of the employees of Seller's non-pharmaceutical toiletries operations in Brazil engaged in the manufacture of Denorex shampoo products or Van Ess, Italian Pine or Anne French deodorant products, which employees number approximately 15, a true and complete list of which will be provided within seven days after the Closing ("Transferred Non-Employees"), and shall
                         -------------------------
provide, for three years from the Closing, or for such shorter period as Seller shall direct by notice to Purchaser Parent as to some or all such Transferred Non-Employees (the "Employment
                                                 ----------
Period"), employee benefit arrangements that, in the aggregate,
- ------
will provide benefits to Transferred Non-Employees that are no less favorable than the Employee Benefit Arrangements. Transferred Non-Employees shall be given credit for all service with the Transferred Subsidiaries and the Transferor Subsidiaries under (i) all employee benefit arrangements of Purchaser Parent or Purchaser Parent's Affiliates in which they become participants for purposes of eligibility and vesting, (ii) all severance plans for purposes of calculating the amount of each Transferred Non-Employee's severance benefits (except to the extent that any such Transferred Non-Employee becomes entitled to severance or similar benefits as a result of the transactions contemplated by this Agreement) and (iii) vacation and welfare benefits, for purposes of calculating each Transferred Non-Employee's benefits thereunder. At the conclusion of the Employment Period of each Transferred Non-Employee, Purchaser Parent, Purchaser or the Affiliate employing such Transferred Non-Employee shall, unless rehired by Seller or one of Seller's Affiliates and notice of intention to rehire has previously been furnished to Purchaser Parent, initiate all required action to effect the termination of employment of such Transferred Non-Employee by the last day of the Employment Period, and shall give all such notice as shall be required to comply with Applicable Laws, collective bargaining agreements, or other applicable agreements. Seller shall be solely responsible for all separation allowances and all termination indemnities required to be paid under Applicable Laws, collective bargaining agreements or other applicable agreements in connection with the termination of Transferred Non-Employees, to the extent of all liabilities incurred by Purchaser Parent, Purchaser or any of their Affiliates as a result of such allowances or indemnities.

     7.6  Transitional Services Agreements.  Promptly following
          --------------------------------
the Closing, each of Purchaser Parent, Purchaser and Seller shall, or shall cause their respective Affiliates, as applicable, to negotiate in good faith and to execute and deliver transitional services agreements having the terms set forth in
Schedule 7.6 and such additional terms as are mutually agreeable to the parties (the "Transitional Services Agreements").
                     --------------------------------

     7.7  Financial Information.  Each of Purchaser Parent and
          ---------------------
Seller shall provide the other party and its respective accountants with (i) all data and financial statements reasonably requested by such other party and (ii) full access to the Books and Records, any other information, including work papers of its accountants, and to any employees to the extent reasonably necessary, for such other party (x) to prepare its consolidated financial statements and to comply with reporting obligations in respect thereof and (y) to comply with its other obligations hereunder and any other agreement relating to the Restructurings.

     7.8  Covenant Not to Compete.  Seller acknowledges that an
          -----------------------
important part of the benefits which Purchaser Parent will receive in connection with the transactions contemplated hereby is the ability to carry on the Business free from competition by Seller and its Affiliates. In order that the Purchaser Parent may enjoy such benefits Seller agrees that, for a period of four years from the Closing Date, neither Seller nor any Affiliate will, directly or indirectly, alone or in association with any other person engage in any business which is competitive with the Business on the Closing Date in the geographic area in which the Business is then conducted, or carry on, or be engaged or concerned in, or take part in, or own, share in the earnings of, or invest in the equity securities of any person engaged in a business which is competitive with the Business conducted on the Closing Date in the geographic area in which the Business is then conducted (a "Competitive Business"), except that the foregoing
              --------------------
covenant shall not prevent Seller and its Affiliates from (x) operating the Business in the manner heretofore conducted prior to the Closing Date for the sale thereof, (y) acquiring or holding not more than 1% of any class of equity securities of any publicly-traded corporation engaged in a Competitive Business or
(z) acquiring a controlling interest in any person engaged in a Competitive Business provided that if any sales from such Competitive Business on the date of the closing of such acquisition (A) arise in Argentina, Brazil, Colombia, Ecuador, Peru, Uruguay or Venezuela and (B) exceed 25% of the annual net revenues of the company acquired, Seller shall, after such acquisition, seek in good faith to dispose of the Competitive Business portions of the acquired business within three years of the date of such acquisition.

     7.9  Confidentiality.
          ---------------

          (a) Seller agrees that, following the Closing Date, it shall, and shall cause the officers, employees, agents, consultants and advisors of Seller or its Affiliates to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the reasonable opinion of its counsel, by other requirements of law, all confidential, proprietary or other non-public information or trade secrets relating to the Business or the Assets (the "Confidential
                                             ------------
Information").  Neither Seller nor any of its Affiliates shall
- -----------
(x) use for their own benefit or purposes, or disclose to any other person, any such Confidential Information or (y) release or disclose such Confidential Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who have a legitimate need to know such Confidential Information and who have been informed of the provisions of this Section 7.9. Seller shall be responsible for the failure of any such persons to comply with these provisions.

          (b)  Notwithstanding the foregoing, the term
"Confidential Information" shall not include information (a) which is or becomes generally available to the public other than as a result of disclosure of such information by Seller or any of its Affiliates or representatives, (b) becomes available to the recipient of such information on a non-confidential basis from a source which is not, to the recipient's knowledge, bound by a confidentiality or other similar agreement, or by any other legal, contractual or fiduciary obligation which prohibits disclosure of such information to the other party hereto, or (c) which can be demonstrated to have been developed independently by the representatives of such recipient which representatives have not had any access to any information which would otherwise be deemed to be "Confidential Information" pursuant to the provisions of this Section 7.9.

          (c) Without the prior written consent of Purchaser Parent, Seller shall not, and shall cause its Affiliates not to, for a period of two years following the Closing, initiate or engage in any discussions with, or provide any information to, any governmental entity in Brazil, Argentina, Ecuador, Colombia, Peru, Uruguay or Venezuela with respect to the transactions contemplated hereby, except to the extent legally compelled to do so, in which case Seller shall provide Purchaser Parent with prompt prior notice thereof. Purchaser Parent and its representatives shall have the right to consult with Seller regarding, and participate in, such discussions or meetings if such participation shall not otherwise materially prejudice Seller or its Affiliates. Seller shall, and shall cause its Affiliates to, cooperate with Purchaser Parent to obtain a protective order or other similar remedy with respect to any information which Seller or any of its Affiliates discloses to such governmental entity. In the event that such protective order or similar remedy is not obtained, Seller and its Affiliates may engage in such discussions or provide such information, provided that Seller and its Affiliates disclose the minimum information required by law and exercise reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to any such information.

          (d) At the Closing, Seller shall, by means of an instrument of assignment in form and substance reasonably satisfactory to Purchaser Parent, assign to Purchaser Parent all of Seller's rights under all confidentiality agreements between Seller (or J.P. Morgan Securities Inc. or any of its Affiliates on behalf of Seller), on the one hand, and any third parties which have been provided, or expressed interest in receiving, information from Seller relating to the possible sale of the Business, or otherwise expressed an interest in exploring the acquisition of the Business, to the extent disclosable and assignable, or if not disclosable or assignable, to enforce the provisions thereof as reasonably requested by Purchaser Parent, and at Purchaser Parent's sole expense. From and after the Closing, Seller shall take all actions reasonably requested by Purchaser Parent in order to assist Purchaser Parent in enforcing the rights so assigned or, in the event Purchaser Parent is unable to enforce such rights, in order for Seller and its Affiliates to enforce such rights on behalf and in the name of Purchaser Parent, in each case at Purchaser Parent's sole expense.

     7.10  Non-Solicitation.  Until the second anniversary of the
           ----------------
Closing Date, Seller agrees that it and its Affiliates will not, directly or indirectly, for its own benefit or as agent for another, without the prior written consent of Purchaser Parent,
(i) hire any officer, director or employee of the Business or any Transferred Subsidiary, or persuade or tempt any officer, director or Employee of the Business or any Transferred Subsidiary to leave the employ of the Business or any Transferred Subsidiary or to become employed by any person or entity other than the Business or any Transferred Subsidiary; provided that,
                                                 -------- ----
such covenants shall not restrict Seller and its Affiliates from conducting a general employee solicitation act not targeted at the Employees, provided that no Employees may be hired as a result of such general solicitation or otherwise without the prior consent of Purchaser Parent, or (ii) persuade or attempt to persuade any present or past customer or supplier of the Business not to conduct business with the Business or to conduct its business with a competitor of the Business.

     7.11  Intercompany Arrangements.  Effective immediately
           -------------------------
prior to the consummation of the Closing, all intercompany and intracompany accounts or contracts between the Business, on the one hand, and the Seller and its Affiliates, on the other hand, shall be cancelled without any payment or further liability on the part of any such party.

     7.12  Occurrence Based Insurance Policies.  If reasonably
           -----------------------------------
requested in writing by Purchaser Parent, Seller will, and will cause its Affiliates to, file any insurance claims after the Closing with respect to matters relating to the Business covered under any occurrence based insurance policies maintained by Seller or any of its Affiliates before the Closing with respect to the Business. The parties agree to mutually cooperate in carrying out the foregoing. Purchaser Parent shall reimburse Seller for any costs incurred by Seller or its Affiliates in connection with compliance with this covenant; provided that Purchaser Parent shall not be responsible for any insurance premiums paid or payable by Seller or any of its Affiliates unless, as a direct result of Seller's compliance with this covenant, its insurance premiums are increased and then, only the extent of such increase.

     7.13  Certain Employees.  Seller has provided to Purchaser
           -----------------
Parent a list of 21 key Employees in the January 8 Letter each of whom shall, at Purchaser Parent's, Purchaser's or their Affiliates' option and expense, either (i) continue to be employed for the 24-month period immediately following the Closing Date at his base salary in effect on January 1, 1995 (a complete list of which should be provided by Seller to Purchaser Parent within seven days of the Closing Date), identified on such list or be terminated. In the event that any such Employee's employment is terminated prior to the end of such 24-month period for any reason whatsoever, other than for "cause" (which, for this purpose, shall mean theft, dishonesty, fraudulent misconduct, disclosure of trade secrets, or other material recurring misconduct on the part of the Employee), whether by Purchaser Parent, Purchaser or their Affiliates, or by Seller on behalf of Purchaser Parent, Purchaser or such Affiliates, Purchaser Parent or Purchaser shall, or shall cause their Affiliates to, pay such Employee the salary due to the Employee for the remaining portion of the 24-month period at the time the Employee is terminated[, in addition to all other amounts, if any, required by Section 7.5(a) and by Applicable Laws [TO BE NEGOTIATED IN GOOD FAITH]]. Purchaser or the employing Affiliate shall also transfer title to each such Employee's company car, free and clear of all liens and encumbrances, at the time such Employee's employment is terminated. In the event of any dispute over whether cause for termination existed, Purchaser shall, or shall cause the employing Affiliate to, promptly pay or reimburse the Employee for all reasonable legal fees and expenses incurred in resolving such challenge, provided the resolution of such challenge results in any payment by Purchaser Parent, Purchaser or one of their Affiliates to such Employee.

     7.14  Purchaser Parent Obligations.  Purchaser Parent shall,
           ----------------------------
and shall cause Purchaser and each of its Affiliates to, promptly fulfill all of their obligations under this Agreement.

     7.15  Environmental Matters.  Purchaser Parent and Purchaser
           ---------------------
understand and acknowledge that Purchaser Parent and its Affiliates are acquiring the Property and other physical assets included in the Assets (including the Property and assets held by the Transferred Subsidiaries) in "as is/where is" condition and that except as provided in Sections 5.12(b) and 5.15 hereof, Seller has not made and will not make either expressly or impliedly, any representations or warranties concerning the physical and environmental condition of the Property, its fitness for any particular use or the compliance of the Property with Applicable Laws.

     7.16  Transfer of Quilmes Fixtures and Equipment.  Following
           ------------------------------------------
the transitional period contemplated by Seller and Purchaser with respect to the Quilmes facility in Argentina, at the request of Purchaser Parent, Seller shall, or shall cause its Affiliates to, transfer and convey the fixtures and equipment related to the Business and located at such facility to Purchaser or Purchaser's Affiliates. Purchaser Parent shall pay the costs of the removal of such fixtures and equipment but no additional consideration shall be payable to Seller or its Affiliates by Purchaser Parent or its Affiliates in connection with such transfer and conveyance.


           ARTICLE 8 - CONDITIONS PRECEDENT TO CLOSING

     8.1  Conditions Precedent of Purchaser Parent and Purchaser.
          ------------------------------------------------------
All obligations of Purchaser Parent and Purchaser to consummate the transactions contemplated hereby are, unless waived in writing by Purchaser Parent, subject to the satisfaction prior to the Closing Date of the following conditions:

          (a)  Performance by Seller.  All the terms, covenants,
               ---------------------
     agreements and conditions of this Agreement to be complied with and performed by Seller and its Affiliates on or before the Closing shall have been complied with and performed in all material respects.

          (b)  Representations and Warranties.  The
               ------------------------------
     representations and warranties made by Seller in this Agreement that are qualified as to materiality or as to a specified dollar amount shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and for purposes of this Agreement, including, without limitation, Articles 8 and 10, such representations and warranties shall be deemed to have been made both on and as of the date hereof and on and as of the Closing Date.

          (c)  No Actions or Proceedings.  No preliminary or
               -------------------------
     permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental entity shall be in effect, which prohibits the consummation of the Closing or makes such consummation illegal.

          (d)  Seller's Certificate.  Purchaser Parent shall have
               --------------------
     received from Seller in form and substance reasonably satisfactory to Purchaser Parent, a certificate, dated the Closing Date, of Seller, certifying as to the satisfaction of the conditions set forth in subsections (a), (b) and (e) of this Section 8.1.

          (e)  The Restructurings.  Seller shall have
               ------------------
     accomplished the Restructurings in accordance with the provisions of Sections 3.1, 3.2 and 7.3(c).

          (f)  Opinions of Counsel.  Purchaser and/or Purchaser
               -------------------
Parent shall have received the opinions of Counsel, the forms of which are attached to Schedule 4.3(j).

     8.2  Conditions Precedent of Seller.  All obligations of
          ------------------------------
Seller to consummate the transactions contemplated hereby are, unless waived in writing by Seller, subject to the satisfaction prior to the Closing Date of the following conditions.

          (a)  Performance by Purchaser Parent and Purchaser.
               ---------------------------------------------
     All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Purchaser Parent and Purchaser and its Affiliates on or before the Closing shall have been complied with and performed in all material respects.

          (b)  Representations and Warranties.  The
               ------------------------------
     representations and warranties made by Purchaser Parent and Purchaser in this Agreement that are qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and for purposes of this Agreement, including, without limitation, Articles 8 and 10, such representations and warranties shall be deemed to have been made both on and as of the date hereof and on and as of the Closing Date.

          (c)  No Actions or Proceedings.  No preliminary or
               -------------------------
     permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental entity shall be in effect, which prohibits the consummation of the Closing or makes such consummation illegal.

          (d)  Purchaser's Certificate.  Seller shall have
               -----------------------
     received from Purchaser Parent and Purchaser, in form and substance reasonably satisfactory to Seller, a certificate, dated the Closing Date of Purchaser Parent and Purchaser, certifying as to the satisfaction of the conditions set forth in subsections (a) and (b) of this Section 8.2.

          (e)  The Restructurings.  Seller shall have
               ------------------
     accomplished the Restructurings in accordance with the provisions of Sections 3.1, 3.2 and 7.3(c).


                     ARTICLE 9 - TERMINATION

     9.1  Termination.  This Agreement may be terminated at any
          -----------
time prior to the Closing:

          (a) by written agreement of Purchaser Parent and Seller;

          (b) by either Purchaser Parent or Seller if the Closing shall not have occurred on or prior to January 12, 1995;

          (c) by Purchaser Parent if Seller has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach is either not capable of being cured prior to the Closing or, if such breach is capable of being cured is not so cured within a reasonable amount of time; or

          (d) by Seller if Purchaser Parent or Purchaser has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach is either not capable of being cured prior to the Closing or, if such breach is capable of being cured, is not so cured within a reasonable amount of time.

     9.2  Effect of Termination.  In the event of the termination
          ---------------------
of this Agreement in accordance with Section 9.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 and in Sections 11.1, 11.7, 11.8 and 11.11, and except that nothing herein will relieve any party from liability for any willful breach of this Agreement prior to such termination.


              ARTICLE 10 - SURVIVAL; INDEMNIFICATION

     10.1  Survival.  The representations and warranties of
           --------
Seller, Purchaser Parent and Purchaser contained in this Agreement shall survive the Closing for the periods set forth in this Section 10.1. All of the representations and warranties of Seller contained in this Agreement shall terminate 15 months after the Closing Date, except that the representations and warranties in Sections 5.1, 5.2, 5.3, 5.4 and 5.5 shall have no expiration date, and the representations and warranties in
Section 5.13 shall survive, with respect to any Taxes, until 60 days after the applicable statute of limitations has run for any such Taxes. The representations and warranties of Purchaser Parent and Purchaser contained in this Agreement shall terminate 15 months after the Closing Date, except that the representations and warranties in Sections 6.1, 6.2 and 6.3 shall have no expiration date. In the event notice of any claim for indemnification under Section 10.2 or Section 10.3 hereof shall have been given (within the meaning of Section 11.1) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The covenants and agreements herein shall survive in accordance with their respective terms, provided that all covenants and agreements herein relating to Taxes shall survive until 60 days after the applicable statute of limitations has run for such Taxes.

     10.2  Indemnification by Purchaser Parent and Purchaser.
           -------------------------------------------------

          (a) Purchaser Parent and Purchaser hereby agree, jointly and severally, that each shall indemnify, defend and hold harmless Seller, its Affiliates, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Seller Indemnified Parties") from,
                             --------------------------
against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, fines, penalties, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (including without limitation reasonable attorneys' fees and expenses) (collectively, the "Losses") imposed on, sustained,
                              ------
incurred or suffered by or asserted against any of the Seller Indemnified Parties, directly or indirectly relating to or arising out of (i) any breach of any representation or warranty made by Purchaser Parent or Purchaser contained in this Agreement, (ii) the breach of any covenant or agreement of

Purchaser Parent or Purchaser contained in this Agreement, (iii) the breach after the Closing of any covenant or agreement of the Transferred Subsidiaries contained in this Agreement, (iv) any liability for Transfer Taxes assumed by Purchaser pursuant to
Section 7.4(f), or (v) all Assumed Liabilities.

          (b) Purchaser Parent and Purchaser shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 10.2(a)(i) except to the extent (and then only to the extent) the Losses therefrom exceed an aggregate amount equal to 1% of the aggregate Purchase Price and then only for all such Losses in excess thereof up to an aggregate amount equal to 5% of the Purchase Price.

     10.3  Indemnification by Seller.
           -------------------------

          (a) Seller hereby agrees that it shall indemnify, defend and hold harmless Purchaser Parent, Purchaser, their Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Purchaser Indemnified Parties" and, collectively with the Seller
 -----------------------------
Indemnified Parties, the "Indemnified Parties") from, against and
                          -------------------
in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, directly or indirectly relating to or arising out of (i) any breach of any representation or warranty made by Seller contained in this Agreement (it being understood and agreed, however, that for purposes of this Section 10.3(a)(i), all materiality exceptions and qualifications contained in Sections 5.5, 5.8(b), 5.8(e) or 5.10(c) hereof shall be disregarded), (ii) the breach of any covenant or agreement of Seller contained in this Agreement, (iii) all Excluded Liabilities, (iv) any financial Encumbrances (other than the Permitted Encumbrances) disclosed or reflected on the Adjusted Closing Statement which are not disclosed or reflected on the Statement of Net Assets to Be Sold or (v) any liability for Transfer Taxes assumed by Seller pursuant to Section 7.4(f). Purchaser Parent and Purchaser acknowledge that this Article 10 constitutes their sole remedy with respect to any Losses or liability under any Environmental Law or with respect to any Hazardous Substance and expressly waive any other rights or causes of action under any Environmental Law or with respect to any claim involving the presence or exposure to any Hazardous Substance.

          (b) Seller shall not be liable to the Purchaser Indemnified Parties for any Losses with respect to the matters contained in Section 10.3(a)(i) (other than in respect of Section
5.13 hereof) except to the extent (and then only to the extent) the Losses therefrom exceed an aggregate amount equal to 1% of the aggregate Purchase Price and then only for all such Losses in excess thereof up to an aggregate amount equal to 5% of the Purchase Price.

     10.4  Indemnification Procedures.  With respect to third
           --------------------------
party claims other than those relating to Taxes, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 10.4. In the event that any written claim or demand for which an indemnifying party, Seller or Purchaser Parent as the case may be (an "Indemnifying Party") would be liable to any Indemnified Party
 ------------------
hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"); provided that the failure
                        ------------    --------
to provide such Claim Notice shall not affect the obligations of the Indemnifying Party except to the extent that it is actually prejudiced thereby. The Indemnifying Party shall have 45 days (or such shorter period as may be appropriate in light of the prosecution of such claim) from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the
                          -------------
Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such costs and expenses
- --------  -------
that shall be a liability of the Indemnifying Party hereunder shall be subject to the limitations set forth in Sections 10.2(b) and 10.3(b) hereof. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any subsidiary or affiliate thereof (or otherwise adversely affect the Indemnified Party).
If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Sections 10.2(b) and 10.3(b) hereof. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel reasonable access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each use its diligent efforts in the defense of all such claims.

     10.5  Characterization of Indemnification Payments.  All
           --------------------------------------------
amounts paid by Seller, Purchaser Parent or Purchaser under
Article 2 and this Article 10 shall be treated for all Tax purposes as adjustments to the Purchase Price.

     10.6  Computation of Losses Subject to Indemnification.  The
           ------------------------------------------------
amount of any Loss for which indemnification is provided under this Article 10 or otherwise in this Agreement, except for
Section 7.5(b) shall be computed net of any Tax benefit, which Tax benefit shall be computed in accordance with Sections 7.4(g)(ii) and (iii) of this Agreement, and any insurance proceeds received by the Indemnified Party with respect to such Loss. If (x) the amount of Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party is reduced by any tax benefit, insurance payment or other recovery from a third party in accordance with the provisions of the previous sentence, and (y) the Indemnified Party subsequently is required to repay the amount of any such tax benefit, insurance payment or other recovery from a third party, then the obligation of the Indemnifying Party to indemnify with respect to such amounts shall be reinstated immediately and such amounts shall be paid promptly to the Indemnified Party in accordance with the provisions of this Agreement. No investigation made by any party hereto shall affect any representation or warranty of the other parties hereto contained in this Agreement or in the Schedules hereto or any certificate, document or other instrument delivered in connection herewith.

     10.7.  Indemnification as Sole Remedy.  The indemnification
            ------------------------------
provided in this Article 10, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy for damages available to any party or its Affiliates for any breach of any representation or warranty contained in this Agreement but shall not limit the remedies available for fraud.

          Purchaser Parent and Seller acknowledge that the indemnities provided hereunder shall not be applicable to other transactions in which they may engage which are unrelated to the transactions contemplated by this Agreement and the other
Purchase Agreements.


                    ARTICLE 11 - MISCELLANEOUS

     11.1  Notices.  All notices or other communications
           -------
hereunder shall be in writing and shall be deemed to have been duly given and made if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by national courier service, or if sent by telecopier, provided that the telecopy is promptly
                          --------
confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person.

     To Purchaser Parent or Purchaser:

          Colgate-Palmolive Company
          300 Park Avenue
          New York, New York 10022
          Telecopy: (212) 326-7954
          Telephone: (212) 310-2239
          Attention:  Andrew D. Hendry, Esq.

     With a copy to:

          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, New York 10022
          Telecopy: (212) 735-2000
          Telephone: (212) 735-3000
          Attention: Paul T. Schnell, Esq.

     To Seller:

          American Home Products Corporation
          5 Giralda Farms
          Madison, New Jersey 07940
          Telecopy: (201) 660-7155
          Telephone: (201) 660-6040
          Attention: Louis L. Hoynes, Jr., Esq.

     With a copy to:

          Willkie Farr & Gallagher
          One Citicorp Center
          153 East 53rd Street
          Telecopy:  (212) 821-8111
          Telephone: (212) 821-8217
          Attention:  William N. Dye, Esq.

     11.2  Amendment; Waiver.  Any provision of this Agreement
           -----------------
may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser Parent, Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     11.3  Assignment.  No party to this Agreement may assign any
           ----------
of its rights or obligations under this Agreement without the prior written consent of the other parties hereto (which consent may not be unreasonably withheld after the Closing Date). Notwithstanding the foregoing, each of Purchaser Parent, Purchaser and Seller may assign all or any portion of its rights and obligations pursuant to this Agreement to one or more of its Affiliates, provided, that, the assigning party shall remain
            --------  ----
jointly and severally liable for the performance of the obligations hereunder that are so assigned to an Affiliate.

     11.4  Parties in Interest.  This Agreement shall inure to
           -------------------
the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser Parent, Purchaser or Seller, their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     11.5  Entire Agreement.  This Agreement (including all
           ----------------
Schedules hereto, the Other Purchase Agreements and other agreements among the parties expressly referred to herein) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

     11.6  Fulfillment of Obligations.  Any obligation of any
           --------------------------
party to any other party under this Agreement or any of the Other Purchase Agreements, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

     11.7  Public Disclosure.  Notwithstanding anything herein to
           -----------------
the contrary, each of the parties to this Agreement hereby agrees with the other party hereto that, except as may be required to comply with the requirements of any Applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, no press release or similar public announcement or communication shall ever, prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto.

     11.8  Return of Information.  If for any reason whatsoever
           ---------------------
the transactions contemplated by this Agreement are not consummated, Purchaser Parent shall promptly return to Seller all Evaluation Material (as such term is defined in the Confidentiality Agreement, dated November 18, 1994 between Purchaser Parent and Seller) or destroy that portion of the Evaluation Material as permitted under such agreement and Seller shall promptly return to Purchaser Parent, the books and records furnished by Purchaser Parent or any of their respective agents, employees, or representatives (including all copies, if any, thereof) and shall not use or disclose the information contained therein for any purpose or make such information available to any other entity or person.

     11.9  Expenses.  Except as otherwise expressly provided in
           --------
this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses including, without limitation, the fees of any investment banker, broker, finder or other intermediary retained or authorized to act on behalf of such party.

     11.10  Schedules.  The disclosure of any matter in any
            ---------
schedule to this Agreement shall expressly not be deemed to constitute an admission by Seller, Purchaser Parent or Purchaser or to otherwise imply that any such matter is material for the purposes of this Agreement.

     11.11  GOVERNING LAW; SUBMISSION TO JURISDICTION.  THIS
            -----------------------------------------
AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF. EACH OF SELLER, PURCHASER AND PURCHASER PARENT HEREBY AGREES TO SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE STATE OF NEW YORK.

     11.12  Counterparts.  This Agreement may be executed in one
            ------------
or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

     11.13  Other Rules of Construction.  Reference in this
            ---------------------------
Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. The words "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto. Words in the singular include the plural and in the plural include the singular. The word "or" is not exclusive. The word "including" shall be deemed to mean "including, without limitation". The terms "Seller's knowledge," "known to Seller" and those similar thereto mean (i) in the case of matters relating to the Business in Brazil and Argentina, to the knowledge of Seller, or the General Manager of the Business in Brazil or Argentina, or any director of the Business in Brazil or Argentina of finance, manufacturing, sales, marketing, legal or regulatory affairs or human resources, or any Business plant manager in Brazil or Argentina and (ii) in the case of matters relating to the Business in countries other than Brazil and Argentina, to the knowledge of Seller, or the General Manager of the Business in any such other country, or any director of the Business in any such other country of finance or manufacturing, in each case in the foregoing clauses (i) or (ii), after Seller's having made reasonable inquiry with respect to the matter in question. The terms "ordinary course", "ordinary course of business" and those similar thereto mean in the ordinary course of business consistent with practices established prior to the date of the Statement of Net Assets to Be Sold. The section and article headings and table of contents contained in this Agreement are for reference purposes only and shall not affect or limit in any way the meaning or interpretation of this Agreement.

     11.14  Severability.  The provisions of this Agreement shall
            ------------
be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof in any other jurisdiction.

     11.15  Specific Enforcement.  Each party acknowledges and
            --------------------
agrees that the other party would be irreparably damaged in the event any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of such provisions and to specifically enforce such provisions, in addition to any other remedy to which such party may be entitled at law or in equity.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


COLGATE-PALMOLIVE COMPANY     AMERICAN HOME PRODUCTS CORPORATION



By:    Robert Agate           By:   Robert G. Blount
    ----------------------        ------------------------------
     Name:   Robert Agate         Name:  Robert G. Blount
     Title:  Executive Vice       Title: Executive Vice President
             President and
             Chief Financial
KAC CORP.    Officer



By:   Andrew D. Hendry
    ----------------------
     Name:  Andrew D. Hendry
     Title: President




Agreed to, Accepted and
Acknowledged for Purposes
of Sections 3.1 and 3.2 only:


KOLYNOS DO BRASIL S.A.            NENCI S.A.



By:   Nelson Alves Brock          By:
    ----------------------            ----------------------
     Name:  Nelson Alves Brock        Name:  Felix Sarmiento
     Title: President                 Title: President


YONKERS S.A.



By:   Luis A. Sole
    ----------------------
     Name:  Luis A. Sole
     Title: President